UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

A. H. Belo Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 28, 2017

Dear Fellow Shareholder:

I invite you to attend our annual meeting of shareholders on May 11, 2017 in the lobby of the TXCN Building, 570 Young Street, Dallas, Texas. Included is a map for your use. We hope that you will be able to attend.

Materials being provided include the Notice of Annual Meeting setting forth the business expected to come before the meeting, the 2017 proxy statement and A. H. Belo’s 2016 annual report. If you requested printed versions of the materials by mail, these materials also include a proxy/voting instruction card for the annual meeting. The proxy statement tells you more about the agenda and voting procedures for the meeting and provides information about A. H. Belo’s directors, including those nominated for election at this year’s meeting.

As permitted by the rules of the Securities and Exchange Commission, most of the Company’s shareholders were mailed a Notice of Internet Availability of Proxy Materials with instructions for electronically accessing these proxy materials and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how you may obtain printed copies of our proxy materials free of charge. We believe that this approach allows us to provide our shareholders with the information they need to vote their shares while reducing delivery costs and conserving natural resources.

For those A. H. Belo shareholders with access to the Internet, we encourage you to vote your shares online. Detailed instructions on how to vote over the Internet or by telephone are set forth in the proxy materials and in the Notice of Internet Availability of Proxy Materials. We encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet by following the instructions in the proxy statement. This electronic means of communication is quick and convenient and reduces the Company’s printing and mailing costs.

Whether or not you attend the meeting, it is important that your shares be represented at the annual meeting. I encourage you to vote your shares as soon as possible either by returning your proxy/voting instruction card or by voting using the Internet or telephone voting procedures outlined in the proxy materials or in the Notice of Internet Availability of Proxy Materials.

I hope to see you on May 11.

Sincerely,

James M. Moroney III

Chairman of the Board

President and Chief Executive Officer

P. O. Box 224866 Dallas, Texas 75222-4866            Tel. 214.977.8222            Fax 214.977.8285

www.ahbelo.com                  Deliveries: 508 Young Street                  Dallas, Texas 75202

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2017

To A. H. Belo Shareholders:

Please join us for the 2017 annual meeting of shareholders of A. H. Belo Corporation. The meeting will be held in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, on Thursday, May 11, 2017, at 10:00 a.m., Dallas, Texas time.

At the meeting, holders of A. H. Belo Series A common stock and A. H. Belo Series B common stock will act on the following matters:

1.	Election of the three directors named in the proxy statement;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm;

3.	Approval of the A. H. Belo 2017 Incentive Compensation Plan;

4.	Approval of an advisory resolution on executive compensation (say-on-pay);

5.	An advisory vote on the frequency of future say-on-pay votes (say-on-frequency); and

6.	Any other matters that may properly come before the meeting.

All record holders of shares of A. H. Belo Series A common stock and A. H. Belo Series B common stock at the close of business on March 16, 2017 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to shareholders via the Internet. Shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The electronic delivery of our proxy materials will expedite receipt of the materials by our shareholders, reduce any environmental impact and lessen our printing and mailing costs.

The Notice of Internet Availability of Proxy Materials identifies the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a website where shareholders can access the proxy materials and vote their shares; and a toll-free telephone number, an email address and a website where shareholders can request a paper or email copy of the proxy materials, including our proxy statement, annual report to shareholders and form of proxy/voting instruction card, free of charge.

By Order of the Board of Directors

CHRISTINE E. LARKIN

Secretary

March 28, 2017

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held On May 11, 2017

This proxy statement contains information related to the annual meeting of shareholders of A. H. Belo Corporation (“A. H. Belo,” the “Company,” “we,” “our” or “us”) to be held on Thursday, May 11, 2017, beginning at 10:00 a.m., Dallas, Texas time, in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, and any postponement or adjournment of the meeting.

A Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed or otherwise sent to shareholders of A. H. Belo on or about March 28, 2017. Paper copies of this proxy statement and related proxy/voting instruction card will be distributed to shareholders beginning on or about March 28, 2017.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting to be Held on May 11, 2017. A. H. Belo’s 2017 proxy statement and 2016 annual report, which includes consolidated financial statements for the year ended December 31, 2016, are available at www.proxyvote.com by entering a control number found in your notification materials. These documents are also posted on our website at www.ahbelo.com.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of directors, ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, approval of the A. H. Belo 2017 Incentive Compensation Plan, an advisory resolution on executive compensation (say-on-pay), an advisory vote on the frequency of future say-on-pay votes (say-on-frequency), and any other matters properly brought before the meeting. Management will report on A. H. Belo’s performance in 2016 and respond to questions and comments from shareholders.

Who can attend the annual meeting?

Shareholders and guests of A. H. Belo may attend the annual meeting.

Who may vote at the meeting?

Only shareholders who owned A. H. Belo shares of common stock at the close of business on March 16, 2017 (the “record date”), or their duly appointed proxies, are entitled to vote at the meeting, or at any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of 19,258,786 shares of Series A common stock and 2,472,680 shares of Series B common stock were outstanding and entitled to vote.

What are the voting rights of the holders of Series A common stock and Series B common stock?

Holders of A. H. Belo Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.

Why did I receive a one-page Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials via the Internet and has sent the Notice to its shareholders. Shareholders can access the proxy materials on the website referred to in the Notice or request to receive free of charge a printed set of the proxy materials, including a proxy/voting instruction card. Instructions on how to access the proxy materials over the Internet or to request a printed copy are set forth in the Notice. If you hold A. H. Belo shares in your A. H. Belo Savings Plan account, the Notice also has instructions on how to provide your voting instructions via the Internet.

In addition, all shareholders may request to receive proxy materials electronically by email on an ongoing basis by following the instructions in the paragraph captioned “How to Receive Future Proxy Statements and Annual Reports Online” in the “Annual Report and Additional Materials” section of this proxy statement. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet in order to help reduce printing and mailing costs and environmental impacts.

What constitutes a quorum to conduct business at the meeting?

In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. A majority of the voting power of the outstanding shares of common stock eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.

How do I cast my vote?

You may receive more than one Notice or proxy/voting instruction card depending on how you hold your shares. It is important that you follow the instructions on each card or Notice and vote the shares represented by each card or Notice separately.

Shareholders of record.    If you hold shares directly and are listed as a shareholder on A. H. Belo’s stock records, you may vote in person if you attend the meeting or you may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. You may vote by proxy online via the Internet, by telephone, or, if you request copies of the proxy materials, by completing and returning your proxy card in the envelope provided. Shares represented by proxy cards that are properly completed and submitted will be voted in accordance with the shareholder’s instructions.

Shares held in broker or other nominee name (“street name”).    If you hold shares in street name, you have the right to instruct your broker or other nominee on how to vote those shares on your behalf and you will receive a Notice or, if you request, a copy of the proxy materials, including a voting instruction form, from them. Alternatively, you may vote these shares in person at the meeting, by following the instructions below under “How do I vote in person.”

Shares held in your A. H. Belo Savings Plan account.    These shares may be voted only by the plan trustee, but you may instruct the plan trustee on how to vote them. Information on how to provide voting instructions to the plan trustee via the Internet is set out in the Notice. The Notice also includes information on how to obtain paper copies of the proxy materials, including a voting instruction card, if you so desire. For more information, please refer to the question and answer “How do I vote my shares held in the A. H. Belo Savings Plan” below.

If you want to vote using the Internet or telephone, please follow the instructions on each proxy/voting instruction card or in the Notice, and have the proxy/voting instruction card or the Notice available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy/voting instruction cards must be received, and votes cast using the Internet or telephone must be cast, by the date and time noted on the card or in the Notice.

How do I vote in person?

For shares held of record in your name, you may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a “legal proxy” from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on March 16, 2017. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy. Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls. Voting instructions with respect to shares held in the A. H. Belo Savings Plan must be submitted by 11:59 p.m. Eastern Time on May 9, 2017, and may not be provided at the meeting.

Can I change my vote or revoke my proxy prior to the final voting?

Yes. For shares held of record in your name, you may revoke your proxy (including an Internet or telephone vote) by:

➤	filing a written notice of revocation with the Secretary of A. H. Belo at any time prior to the annual meeting; or

➤	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card; or

➤	submitting a new proxy by Internet or telephone by the voting deadline set forth on the proxy card; or

➤	voting by ballot at the meeting. Attendance at the meeting does not by itself revoke a previously granted proxy.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.

For information on how to revoke or modify previously given voting instructions with respect to shares held through the Savings Plan, please see “How do I vote my shares held in the A. H. Belo Savings Plan” below.

How do I vote my shares held in the A. H. Belo Savings Plan?

Fidelity Management Trust Company is the plan trustee for the A. H. Belo Savings Plan. The A. H. Belo Savings Plan is referred to herein as the “Savings Plan.” Only the plan trustee can vote the shares held by the Savings Plan. If you participate in the Savings Plan and had full shares of A. H. Belo common stock credited to your account as of the record date, you received a Notice in lieu of a paper copy of our proxy materials. The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed set of the proxy materials, including a voting instruction card, if you desire to do so. The Notice also has information on how to provide your voting instructions to the plan trustee via the Internet or telephone. You will not be able to vote these shares in person at the annual meeting.

Because of the time required to tabulate voting instructions from participants in the Savings Plan before the annual meeting, the plan trustee must receive your voting instructions by May 9, 2017. If you sign, date and return a paper voting instruction card but do not check any boxes on the card, the plan trustee will vote your shares FOR the nominees standing for election as directors named in this proxy statement, FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, FOR approval of the A. H. Belo 2017 Incentive Compensation Plan, FOR approval of the advisory resolution on executive compensation (say-on-pay), and for every THREE YEARS with respect to the frequency of future say-on-pay advisory votes (say-on-frequency). In addition, at its discretion, the plan trustee will be authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. If the plan trustee does not receive instructions from you (by Internet, telephone or voting instruction card) by May 9, 2017, the plan trustee will vote your shares in the same proportion as the shares in the Savings Plan for which voting instructions have been received from other plan participants. You may revoke or modify previously given voting instructions by May 9, 2017, by submitting a new voting instruction by Internet or telephone, filing with the plan trustee either a written notice of revocation or submitting a properly completed and signed voting instruction card by that date.

What happens if I do not give specific voting instructions?

If you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card or voting instruction card without giving specific voting instructions, then the proxy holders or the plan trustee, as appropriate, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement as follows: FOR the nominees standing for election as directors named in this proxy statement, FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, FOR approval of the A. H. Belo 2017 Incentive Compensation Plan, FOR approval of the advisory resolution on executive compensation (say-on-pay), and for every THREE YEARS with respect to the frequency of future say-on-pay advisory votes (say-on-frequency). In addition, the proxy holders or the plan trustee, as appropriate, may vote in their discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

If you hold your shares through a broker, and you do not provide any voting instructions on the Internet or by telephone and do not return a voting instruction form, your broker may vote your shares at its discretion only on certain “routine matters.” If the organization that holds your shares does not receive any voting instructions from you, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote your shares with respect to “non-routine” matters. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The Company believes that the election of directors (Proposal One), resolution for approval of the A. H. Belo 2017 Incentive Compensation Plan (Proposal Three), the advisory resolution on executive compensation (say-on-pay) (Proposal Four), and the advisory vote on the frequency of future say-on-pay votes (say-on-frequency) (Proposal Five) are not “routine matters” and a broker or other nominee will not be permitted to vote any uninstructed shares on Proposal One, Proposal Three, Proposal Four or Proposal Five. The Company believes that Proposal Two, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, is a “routine matter” on which brokers will be permitted to vote uninstructed shares. With respect to all other matters, however, your broker may not vote your shares for you without instructions and the aggregate number of unvoted shares is reported as the “broker non-vote.”

How are broker non-votes and abstentions treated?

For Proposal One (election of directors), abstentions and broker non-votes have no effect. For matters requiring majority approval, abstentions and broker non-votes have the effect of negative votes, meaning that abstentions and broker non-votes will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved.

What vote does the Board recommend?

The Board recommends a vote:

FOR all director nominees named in this proxy statement,

FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm,

FOR approval of the A. H. Belo 2017 Incentive Compensation Plan;

FOR approval of the advisory resolution on executive compensation (say-on-pay); and

To conduct future say-on-pay advisory votes every THREE YEARS (say-on-frequency).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What number of votes is required to approve each proposal?

➤    Election of directors (Proposal One) — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among several candidates as you see fit. Votes that are instructed to be withheld with respect to the election of one or more directors will not be voted for the director or directors indicated, although they will be counted for purposes of determining whether a quorum is present. Shares held in broker or street name cannot be voted on this proposal without your instruction.

Additionally, if an incumbent director does not receive the affirmative vote of at least a majority of the votes cast with respect to that director’s election at the annual meeting (which for this purpose includes votes cast “for” the director’s election and votes to withhold authority with respect to the director’s election), then that director is required to promptly tender his or her resignation and the Board will act on such resignation as provided in the Company’s Corporate Governance Guidelines, the applicable portion of which is attached to this proxy statement as Appendix A.

➤    Ratification of appointment of independent registered public accounting firm (Proposal Two) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for 2017. With respect to shares held in broker or street name, your broker has discretion to vote any uninstructed shares on this matter.

➤    Resolution approving the A. H. Belo 2017 Incentive Compensation Plan (Proposal Three) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to approve the A. H. Belo 2017 Incentive Compensation Plan. Shares held in broker or street name cannot be voted on this proposal without your instruction.

➤    Advisory resolution regarding executive compensation (say-on-pay) (Proposal Four) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to approve this advisory resolution. Shares held in broker or street name cannot be voted on this proposal without your instruction.

➤    Advisory vote regarding the frequency of future say-on-pay votes (say-on-frequency) (Proposal Five) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to approve this advisory recommendation to the Board. Shares held in broker or street name cannot be voted on this proposal without your instruction.

➤    Other matters — Unless otherwise required by law or the Company’s Certificate of Incorporation, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that properly may come before the meeting.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the annual meeting.

PROXY SOLICITATION

Your proxy is being solicited on behalf of A. H. Belo’s Board of Directors. In addition to use of the mail, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees and agents of A. H. Belo. A. H. Belo pays the costs of this proxy solicitation.

We have hired Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow Sodali a fee of $5,000 plus its related costs and expenses. We also supply brokers, nominees and other custodians with proxy forms, proxy statements and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees and other custodians for their reasonable expenses.

A. H. BELO CORPORATION STOCK OWNERSHIP

The following tables set forth information about the beneficial ownership of A. H. Belo common stock by our current directors, nominees for election as director, the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”), all current directors, director nominees and executive officers as a group, and by each person known to A. H. Belo to own more than 5% of the outstanding shares of A. H. Belo Series A or Series B common stock. At the close of business on March 16, 2017, there were 19,258,786 Series A shares, 2,472,680 Series B shares and 21,731,466 combined Series A and Series B shares issued and outstanding.

Under SEC rules, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership rather than direct ownership of issued and outstanding shares, except as described in footnote (1) to the table below.

Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of A. H. Belo common stock beneficially owned by all current directors, director nominees and executive officers as a group, representing 12.6% of the total outstanding shares of Series A and Series B common stock, have combined voting power of 50.5%.

A. H. Belo Corporation Stock Ownership of Directors and Executive Officers

Shares of Common Stock Beneficially Owned And Percentage of Outstanding Shares as of March 16, 2017 (1)(2)(3)
					Combined		Combined
	Series A		Series B		Series A and Series B		Series A and Series B
Name	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
James M. (Jim) Moroney III*+(4)	383,017	2.0%	579,519	23.4%	962,536	4.4%	6,178,207	14.1%
Katy Murray+	6,011	**	0	**	6,011	**	6,011	**
Christine E. Larkin+	3,866	**	0	**	3,866	**	3,866	**
Grant S. Moise+	7,298	**	0	**	7,298	**	7,298	**
Michael O’Hara+	2,899	**	0	**	2,899	**	2,899	**
John A. Beckert*◆	21,226	**	0	**	21,226	**	21,226	**
Louis E. Caldera*	24,672	**	1,134	**	25,806	**	36,012	**
Robert W. Decherd*◆	1,093	**	1,582,431	64.0%	1,583,524	7.3%	15,825,403	36.0%
Ronald D. McCray*	24,447	**	0	**	24,447	**	24,447	**
Tyree B. (Ty) Miller*◆ (4)	39,768	**	0	**	39,768	**	39,768	**
John P. Puerner*	42,948	**	0	**	42,948	**	42,948	**
Nicole G. Small*	21,226	**	0	**	21,226	**	21,226	**
All directors, director nominees and executive officers as a group (15 persons)	581,027	3.0%	2,163,084	87.4%	2,744,111	12.6%	22,211,867	50.5%

*	Director
♦	Nominee
+	Named Executive Officer
**	Less than one percent

(1)

➤ Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A shares total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Mr. Moroney, 4.9% and Mr. Decherd, 7.6%; and all current directors, director nominees and executive officers as a group, 12.8%. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series A stock options plus shares issuable upon the vesting and payment of restricted stock unit (“RSU”) awards listed in footnote (2) to the table.

➤ The family relationships among the directors and named executive officers are as follows: Robert Decherd and Jim Moroney are second cousins.

➤ The following shares are included in the individual’s holdings because the individual has either sole or shared voting or dispositive power with respect to such shares.

Jim Moroney — 954 Series A shares held by Moroney Family Belo, LLC, a limited liability company of which Mr. Moroney is the manager; 5,960 Series A shares held by a family charitable foundation for which Mr. Moroney serves as trustee; and 503,374 Series B shares held by Moroney Preservation Limited, a family limited partnership, for which Mr. Moroney serves as manager. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Moroney shares voting and dispositive power with respect to 96 Series B shares owned by him and his wife.

Robert Decherd — 300,291 Series B shares held by The Decherd Foundation for which Mr. Decherd serves as chairman and director; and 4,631 Series B shares owned by him and his wife as to which he shares voting and dispositive power.

(2)

The number of shares shown in the table above includes (a) shares held in the A. H. Belo Savings Plan at December 31, 2016, (b) shares that could be purchased by exercise of options exercisable on March 16, 2017 or within 60 days thereafter (up to and including May 15, 2017) under A. H. Belo’s stock plans and (c) shares that could be received upon the vesting and payment of RSU awards through May 15, 2017, as follows:

	Shares Held in A. H. Belo Savings Plan		Exercisable Stock Options		Net Shares Issuable Upon Vesting & Payment of RSU Awards
Name	Series A	Series B	Series A	Series B	Series A	Series B
James M. Moroney III	981	—	—	—	—	—
Katy Murray	—	—	—	—	—	—
Christine E. Larkin	—	—	—	—	—	—
Grant S. Moise	—	—	—	—	—	—
Michael O’Hara	—	—	—	—	—	—
John A. Beckert	—	—	—	—	3,100	—
Louis E. Caldera	—	—	—	1,134	3,100	—
Robert W. Decherd	1,093	—	—	—	—	—
Ronald D. McCray	—	—	—	—	3,100	—
Tyree (Ty) B. Miller	—	—	—	—	3,100	—
John P. Puerner	—	—	—	—	3,100	—
Nicole G. Small	—	—	—	—	3,100	—
All directors, director nominees and executive officers as a group (15 persons)	2,074	—	—	1,134	18,600	—

(3)

Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options or may receive upon the vesting and payment of RSU awards as indicated in footnote (2) to the table.

(4)	Ty Miller has all of his Series A shares held in a margin account. Jim Moroney has 60,000 of his Series B shares subject to a pledge.

A. H. Belo Corporation Stock Ownership of Other Principal Shareholders (greater than 5%)

Shares of Common Stock Beneficially Owned as of December 31, 2016 And Percentage of Outstanding Shares as of March 16, 2017
	Series A		Series B		Combined Series A and Series B		Combined Series A and Series B
Name and Address	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
Dealey D. Herndon(1)	43,419	**	217,034	8.7%	260,453	1.2%	2,213,759	5.0%
2905 San Gabriel Street, Suite 206 Austin, TX 78705
Wells Fargo & Company; Wells Fargo Funds Management, LLC; and Wells Capital Management Inc.(2)	2,069,818	10.8%	—	**	2,069,818	9.5%	2,069,818	4.7%
420 Montgomery Street San Francisco, CA 94104
Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,462,441	7.6%	—	**	1,462,441	6.7%	1,462,441	3.3%

**	Less than one percent

(1)

Dealey Herndon is a former director of the Company, the sister of Robert Decherd and the second cousin of Jim Moroney. The ownership information reflected above for Ms. Herndon is based upon information (a) with respect to Series A shares, from the Company’s records maintained prior to Ms. Herndon’s retirement from the Board of Directors of the Company on May 14, 2015, and (b) with respect to Series B shares, the most recently filed Schedule 13D/A (Amendment No. 2) filed on behalf of Ms. Herndon on June 24, 2016 reporting 200,000 Series B shares, and 18,357 Series B shares issuable pursuant to stock options, of which 1,323 options expired unexercised on May 9, 2016. In addition, Series A shares include 3,100 shares that may be received upon payment of RSUs through May 15, 2017.

(2)

Based upon information contained in Amendment No. 12 to its report on Form 13G for the year ended December 31, 2016, as filed with the SEC on January 24, 2017, Wells Fargo & Company does not have sole voting or dispositive power with respect to any of these shares. Wells Fargo & Company shares voting power with respect to 621,503 of these shares and shares dispositive power with respect to 2,051,998 of these shares. Wells Capital Management Incorporated does not have sole voting or dispositive power with respect to any of these shares. Wells Capital Management Incorporated shares voting power with respect to 1,827,023 of these shares and shares dispositive power with respect to 2,051,898 of these shares. Wells Fargo Funds Management, LLC does not have sole voting or dispositive power with respect to any of these shares. Wells Fargo Funds Management, LLC shares voting and dispositive power with respect to 1,223,440 of these shares. The Amendment No. 12 to Form 13G filed by Wells Fargo & Company, as filed with the SEC on January 24, 2017, was filed on its own behalf and on behalf of the following subsidiaries: Wells Fargo Clearing Services, LLC, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, and Wells Fargo Bank, National Association. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

3)	Based upon information contained in Amendment No. 4 to its report on Form 13G for the year ended December 31, 2016, as filed with the SEC on February 9, 2017, Dimensional Fund Advisors LP has sole voting power with respect to 1,403,061 of these shares and has sole dispositive power with respect to all of these shares. Dimensional Fund Advisors LP is an investment adviser to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors, LP or its subsidiaries may possess voting and/or investment power over the securities of A. H. Belo that are owned by the Funds, and may be deemed to beneficially own the shares held by the Funds.

Equity Compensation Plan Information

The following table provides information regarding Series A and Series B common stock authorized for issuance under A. H. Belo’s equity compensation plans as of December 31, 2016. The amounts set out in the table do not include any adjustment for risk of forfeiture:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Plan Category	Series A	Series B	Series A	Series B	Series A or Series B
Equity Compensation Plans Approved by Shareholders(4)	214,920	114,979	—	$8.21	4,885,670
Equity Compensation Plans Not Approved by Shareholders	—	—	—	—	—
Total	214,929	114,979	—	$8.21	4,885,670

(1)	Shares of Series A common stock are potentially issuable under outstanding RSU grants and shares of Series B common stock are reserved for issuance under outstanding option grants.

(2)	RSUs are valued as of the date of vesting and have no exercise price. Consequently, they are not included in the calculation of weighted average exercise price.

(3)	A. H. Belo’s equity compensation plans allow the Compensation Committee to designate at the time of grant that awards will be settled in either Series A or Series B common stock.

(4)	All of A. H. Belo’s equity compensation plans under which Series A or Series B common stock is authorized for issuance were approved by its shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require that A. H. Belo’s executive officers and directors, and persons who own more than ten percent of a registered class of A. H. Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of A. H. Belo common stock and any subsequent changes in beneficial ownership of A. H. Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons or otherwise, we believe that all filings required to be made by the reporting persons during 2016 were timely filed.

PROPOSAL ONE: ELECTION OF DIRECTORS

A. H. Belo’s bylaws provide that the Board of Directors comprises five to ten directors, divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The bylaws further provide that a director will retire on the date of the annual meeting of shareholders next following his or her 68th birthday.

Selection, Qualifications and Experience of Directors

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying director candidates and making recommendations to the Board. The Board is ultimately responsible for nominating candidates for election to the Board. The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons. In evaluating director candidates, the Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to activities of the Board. The Nominating and Corporate Governance Committee also may take into account any specific financial, technical or other expertise, and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole. For more information regarding the Nominating and Corporate Governance Committee and the nominee selection and evaluation process, please see “Corporate Governance — Committees of the Board — Nominating and Corporate Governance Committee.”

Based on a review of the background and experiences of the directors, we believe that each of our directors, including those proposed for election to the Board at the 2017 annual meeting, possesses the professional and personal qualifications necessary for service on the A. H. Belo Board of Directors. In the individual biographies below, we have highlighted particularly noteworthy attributes of each Board member that led to the Board’s conclusion that the person should serve as an A. H. Belo director in light of the Company’s business and structure. In addition, we note that, based on their length of service to the Company, several of our directors have significant exposure to both our business and the communities in which we operate.

Nominees for A. H. Belo Directors

The following candidates are nominated by the Board and each is an incumbent director: John A. Beckert, Robert W. Decherd and Tyree (Ty) B. Miller are standing for election as a Class III director and each will be eligible to serve a three-year term until the 2020 annual meeting. The independence of each director is addressed under “Corporate Governance — Director Independence.”

Each independent director serves on each of the three standing committees of the Board (Audit, Compensation and Nominating and Corporate Governance). Mr. Moroney and Mr. Decherd do not serve on any standing committee of the Board.

Class III Directors (Terms expire at A. H. Belo’s 2017 annual meeting)

John A. Beckert	Director since September 2011
Age 63	Audit Committee Chairman

John Beckert has been an Operating Partner for Highlander Partners, L.P., a private equity firm, since March 2012. He served as a Special Advisor to Highlander Partners from October 2010 to March 2012. John served ClubCorp, Inc., a golf course and resort management company, as chief executive officer from June 2004 through December 2006 and chief operating officer from August 2002 through June 2004. He became chairman of the board and a director of ClubCorp Holdings, Inc. in August 2013 prior to the company’s initial public offering. John served as chairman of the board of The Composites Group, a company that develops and manufactures thermoset plastic compounds and custom molded components, from December 2010 to November 2014. He was a member of the board of directors of Meisel, a digital graphic arts provider, until December 2012. From May 2000 until July 2002, John was a partner in Seneca Advisors L.L.P., a Dallas-based consulting and private investment firm, and from 1985 to April 2000, he served as chief operating officer of Dallas-based Bristol Hotels & Resorts, then the largest independent hotel operating company in North America.

As a result of these experiences and others, John possesses extensive business and leadership experience in large organizations, and knowledge and background in accounting, finance and tax. As a result of such experiences, together with his private equity experience, the Board’s collective qualifications, skills and experience are strengthened.

Robert W. Decherd	Director since October 2007
Age 65

Robert Decherd served as chairman, president and chief executive officer of A. H. Belo Corporation from December 2007 through September 2013, and served as its vice chairman of the Board of Directors from September 2013 through December 2016. Robert served as non-executive chairman of Belo Corp. from February 2008 through December 2013 and he held several executive positions during his 35-year career with Belo Corp., including chairman and chief executive officer from January 1987 through January 2008 and president from January 1985 through December 1986 and again from January 1994 through February 2007. Robert has been a member of the board of directors of Kimberly-Clark Corporation since 1996, served as that company’s Lead Director from 2004 to 2008, chairman of its audit committee from 2002 to 2004, and a member of its audit committee since 2008. Robert is presently chairman of Parks for Downtown Dallas, a 501(c)(3) foundation that promotes the establishment of center-city parks. He has served on the Advisory Council for Harvard University’s Center for Ethics and the Board of Visitors of the Columbia University Graduate School of Journalism.

As a result of these and other professional experiences, Robert possesses extensive knowledge and experience in the media industry, as well as with related regulatory agencies and industry organizations. Robert also has significant public company board experience (including lead director and audit committee chairmanship experience), all of which serve to strengthen the Board’s collective qualifications, skills and experience.

Tyree B. (Ty) Miller	Director since May 2009
Age 63	Nominating and Corporate Governance Committee Chairman Lead Director

Ty Miller is a co-founder and principal of Expedition Capital Advisors, LLC, a Dallas-based real estate investment advisor and management fund, since April 2016. Prior to that, Ty was president of A.G. Hill Partners, LLC, a Dallas-based investment firm, from May 2009 to April 2016. Ty served as a director and a member of the audit and nominating and corporate governance committees of SWS Group, Inc. from November 2011 to December 2014 and served as its chairman of the special committee from February 2014 to December 2014. SWS Group, Inc. merged with and into Hilltop Holdings Inc. in January 2015, at which time all of Ty’s positions with SWS Group ceased. Ty was a partner and director of COMM Ventures from November 2007 to September 2013. From October 2005 until February 2008, Ty was a venture partner with Austin Ventures, a private equity firm. He served as president and chief executive officer of Bank One Global Treasury Services, a unit of Banc One Corporation, from 2000 until the business merged with JPMorgan Chase in July 2004. During his 28-year career with Bank One, Ty held several executive positions, including chairman and chief executive officer of Bank One, Texas NA from 1998 to 2000. Ty served as a director and chairman of Paymetric, Inc. from September 2004 to February 2009 and as a director of Corillian Corp. from April 2005 to May 2007 and VISA USA from 2001 through 2003. He was on the executive committee of the Clearing House for Payments Company, New York, from 2001-2004.

Ty possesses extensive experience in financial services, private equity and money management. That experience, combined with his business leadership roles, accounting and finance background (including a masters of business administration), and public and private company board experience (including audit committee and compensation committee experience) combine to strengthen the Board’s collective qualifications, skills and experience.

Vote Required for Approval

The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. For additional information, please see “What number of votes is required to approve each proposal?”

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal One, for the election of each of the director nominees named in this proxy statement.

Directors Continuing in Office

Information regarding our directors continuing in office is provided below.

Class I Directors (Term expires at A. H. Belo’s 2018 annual meeting)

James M. Moroney III	Director since September 2013
Age 60

Jim Moroney has served as chairman, president and chief executive officer of A. H. Belo Corporation since September 2013. He also serves as publisher and Chief Executive Officer of The Dallas Morning News, a position he has held since June 2001. From November 2007 to September 2013, Jim served as executive vice president of A. H. Belo. Previously, Jim held several executive positions with Belo Corp., including president of Belo Interactive, Inc. from its formation in May 1999 until June 2001, executive vice president of Belo Corp. from July 1998 through December 1999, with responsibilities for Finance, Treasury and Investor Relations, and president/Television Group from January 1997 through June 1998, with responsibility for the operations of all of Belo Corp.’s television stations. Jim served on the board of Belo Corp. from February 2008 through December 2013. He currently serves on the boards of the Associated Press, the International News Media Association, the Advisory Board of the College of Communication at The University of Texas, The Dallas Foundation, the Bishop’s Finance Council of the Catholic Diocese of Dallas and the State Fair of Texas. Jim has also served as an unpaid member of the Board of Andrew Harper, LLC, a luxury travel company, since January 2015.

Jim’s extensive knowledge and experience in the media industry, finance, technology and his broad leadership and business experience gained through his service as a member of private and non-profit boards all serve to strengthen the Board’s collective qualifications, skills and experience.

Ronald D. McCray	Director since September 2010
Age 59	Compensation Committee Chairman

Ron McCray is a private investor and corporate director. He served as chairman of the board of Career Education Corporation, a for profit education services company, from July 2015 to October 2015 and served as its interim president and chief executive officer from February 2015 to April 2015. Ron served as vice president and chief administrative officer of Nike, Inc. from August 2007 until May 2009. He served as senior vice president — law and government affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and as its chief compliance officer from November 2004 until August 2007. Ron joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of the management executive committee. Before joining Kimberly-Clark, Ron was an attorney at the law firms of Weil, Gotshal & Manges in New York and Jones Day in Dallas. He is a limited partner of Boston Championship Basketball, LLC; an advisor to RLJ Equity Partners; and a former director of Career Education Corp., Knight-Ridder, Inc., Kimberly-Clark de Mexico, S.A. de C.V. and EveryWare Global, Inc. Additionally, Ron is a member of the governing boards of Cornell University and Harvard Law School, is a member of the boards of Jazz at Lincoln Center and Jazz Artists of Charleston, and was nominated by President Obama and confirmed by the Senate to be a member of the Federal Retirement Thrift Investment Board.

Ron has significant experience and knowledge in the leadership of large organizations, accounting, finance, corporate governance, risk management, operations and marketing, as well as public company board experience. These skills, together with his legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experience.

Class II Directors (Terms expire at A. H. Belo’s 2019 annual meeting)

Louis E. Caldera	Director since March 2011
Age 59	Compensation Committee Chairman (beginning May 2017)

Louis Caldera is a Professor of Leadership in the College of Professional Studies at George Washington University since July 2016 where he teaches courses on public policy. He also serves as a senior fellow at the Cisneros Hispanic Leadership Institute since July 2016. Louis is also a private investor and consultant. Louis previously served on the board of directors and the audit, compensation, compliance and nominating and governance committees of Career Education Corporation from March 2013 until October 2015. He served as vice president of Programs of the Jack Kent Cooke Foundation from July 2010 until March 2012. Louis was a senior fellow at the Center for American Progress from June 2009 to June 2010, and served as Director of the White House Military Office in the Obama Administration from January 2009 to May 2009. Louis served as a tenured member of the University of New Mexico Law School faculty from August 2003 to December 2010 and was president of the University of New Mexico from August 2003 to February 2006. Previously, Louis was vice chancellor for university advancement at The California State University and Secretary of the Army in the Clinton Administration.

Louis is a former director of A. H. Belo Corporation (December 2007 to January 2009), Belo Corp. (July 2001 to February 2008), IndyMac Bancorp, Inc. (May 2002 to August 2008), and Southwest Airlines Co. (March 2003 to January 2009).

Louis has significant experience and knowledge in the leadership of large organizations, accounting and finance, as well as governmental policy and public company board experience (including audit committee chairmanship experience). These skills, together with his legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experience.

John P. Puerner	Director since May 2008
Age 65

John Puerner is a private investor whose professional career was spent primarily with Tribune Company. He served as publisher, president and chief executive officer of the Los Angeles Times from April 2000 to May 2005, when he retired from Tribune. Before that, John was publisher, president and chief executive officer of the Orlando Sentinel and vice president and director of marketing and development for the Chicago Tribune. He held a number of corporate staff positions in finance and strategic planning starting in 1979 when he joined Tribune.

John’s extensive experience in journalism and specifically, the newspaper industry, combined with his business leadership roles while at Tribune Company, and his finance background (including a masters of business administration, and roles in financial planning and analysis) all add to the Board’s collective qualifications, skills and experience.

Nicole G. Small	Director since September 2011
Age 43

Nicole Small has served as president of the Lyda Hill Foundation, which funds conservation, medical and nature research, and chief executive officer of LH Holdings, Inc., a private investment firm, since January 2014. Nicole served previously as chief executive officer of the Perot Museum of Nature and Science from April 2002 through December 2013. She also served as a member of the Museum’s expansion team from 2001 until April 2002. From 2000 to 2001, Nicole was a strategy and financial consultant and served as Entrepreneur in Residence of Idealab!, a business incubator based in Pasadena, California. From 1998 to 2000, she was co-founder and director of business development and strategy of Webwisher.com, an online gift registry that was subsequently acquired by WeddingChannel.com. She serves on the board of the Hockaday School of Dallas and is active in various other business and community organizations.

Nicole possesses extensive community, business development and entrepreneurial experience. This experience, together with her knowledge and background in management, finance and marketing (including a masters degree in management), serve to strengthen the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as A. H. Belo’s independent auditors for the year ended December 31, 2016. The Audit Committee has appointed KPMG LLP to serve in such capacity for 2017, and as a matter of good corporate governance has determined to submit the appointment of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.

The table below sets forth the KPMG LLP fees related to the audits of our financial statements for the years ended December 31, 2016 and December 31, 2015 and the reviews of our financial statements for the quarterly periods within those years, and all other fees KPMG LLP has billed us for services rendered during the years ended December 31, 2016 and December 31, 2015:

	2016	2015

Audit Fees(1)	$806,430	$840,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)

Consists of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance with SEC filings.

The Audit Committee has adopted a policy and related procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by KPMG LLP before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved annually by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services are expected to exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the Committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related and tax services should not exceed one-half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the Committee chairman and other Committee members the authority to pre-approve services up to certain limits. Services pre-approved pursuant to delegated authority must be reported to the full Committee at its next scheduled meeting. The Company’s Chief Financial Officer reports periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services and fees reflected in the above table were approved by the Audit Committee in accordance with our pre-approval policy.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal Two, for the ratification of the appointment of KPMG LLP as A. H. Belo’s independent registered public accounting firm.

PROPOSAL THREE: APPROVAL OF THE A. H. BELO 2017 INCENTIVE COMPENSATION PLAN

The A. H. Belo 2017 Incentive Compensation Plan is designed to provide long-term and short-term incentives to executive officers, other key employees and directors. This plan is intended to provide a means to attract, retain and reward executive officers and other key employees, to link compensation to measures of the Company’s performance by providing for incentive awards to be settled in cash and/or stock, and to promote the creation of shareholder value. Our board of directors adopted the plan in March 2017, subject to approval by our shareholders, and it is similar to the plan that was adopted in February 2008 at the time of the spin-off of A. H. Belo from Belo Corp. and approved by our shareholders in 2009 and 2014. We refer to the A. H. Belo 2017 Incentive Compensation Plan as the “2017 Plan”.

The Company has adopted the 2017 Plan because we believe that we must retain flexibility to respond to changes in the market for top executives and offer compensation packages that are competitive with those offered by others in our industry. In addition, generally Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), does not permit publicly traded companies to take a tax deduction for compensation in excess of $1 million that is paid to the chief executive officer or any of the three other highest compensated executive officers in a calendar year, unless that compensation is paid under a performance-based plan that has been approved by the shareholders and satisfies certain other criteria. Approval of this proposal is subject to the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote.

The following summary of the principal provisions of the 2017 Plan is not intended to be exhaustive and is qualified in its entirety by reference to the full text of the 2017 Plan, a copy of which is set forth in Exhibit I to this proxy statement.

Compensation Deduction Limitation

Section 162(m) of the Code, generally limits to $1 million per year per employee the tax deduction available to public companies for certain compensation paid to designated executives (“covered employees”). These covered employees include the chief executive officer and the next three highest compensated officers of the Company.

Section 162(m)(4)(C) of the Code provides an exception from this deduction limitation for certain “performance-based compensation” if specified requirements are satisfied, including: (1) the establishment by a compensation committee comprised of outside directors of performance goals that must be met for the additional compensation to be earned, (2) the approval of the material terms of the performance goals by the shareholders after adequate disclosure, and (3) the certification by the compensation committee that the performance goals have been met. The 2017 Plan is designed to satisfy these statutory requirements for options, performance shares and performance units. Therefore, if the 2017 Plan is approved by shareholders, the Company anticipates being entitled to deduct an amount equal to the ordinary income reportable by each optionee on exercise of an option and the payment of performance shares and performance units in shares of common stock or in cash.

Eligibility for Performance-Based Awards

Executive officers and other key employees of the Company and its subsidiaries, including any director who is also such an employee, are eligible to be granted performance-based awards under the 2017 Plan. At present, approximately 17 officers and key employees of A. H. Belo or its subsidiaries would be considered to be eligible for performance-based awards under the 2017 Plan.

Management Objectives

The Compensation Committee has broad discretion in its establishment of performance criteria for participants under the 2017 Plan. As used in the 2017 Plan, “Management Objectives” means the measurable performance objectives, if any, established by the Compensation Committee for a performance period that are to be achieved with respect to an award under the 2017 Plan. Management Objectives may be described in terms of (1) Company-wide objectives (in other words, the performance of the Company), with respect to one or more of the Company’s subsidiaries, business units, divisions or business segments or based on the individual performance of a participant, or any combination thereof; (2) in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies; (3) absolute terms or based on change in designated performance criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period or a percentage change over a specified period; (4) based on GAAP or non-GAAP calculations; or (5) any combination of the foregoing. The achievement of Management Objectives will be determined without regard to the effect on the Management Objectives of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the performance period and without regard to any change in accounting standards or applicable tax laws.

The Management Objectives applicable to any award to a participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) will be limited to specified levels of, growth in, or performance relative to performance standards set by the Compensation Committee relating to or peer company performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items): (1) earnings per share; (2) earnings before interest, taxes, depreciation and amortization; (3) net income; (4) net operating profit; (5) revenue (including, but not limited to, the revenue received by the Company or its subsidiaries based on one or more designated contracts, agreements or similar arrangements); (6) operating margins; (7) share price; (8) total shareholder return (measured as the total of the appreciation of and dividends declared on the common stock); (9) return on invested capital; (10) return on shareholder equity; (11) return on assets; (12) working capital targets; (13) cost reduction; (14) debt reduction; and (15) industry-specific measures of audience or revenue share.

If the Compensation Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company (other than an acquisition or disposition by the Company of a trade or business), or the manner in which the Company conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Compensation Committee may in its discretion modify the Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a performance period as the Compensation Committee deems appropriate and equitable, except where taking action would result in the loss of the otherwise available exemption of an award under Section 162(m) of the Code. In those cases, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement.

Limitations on Awards

Awards under the 2017 Plan will be subject to the following limitations:

(a) No more than eight million shares, subject only to adjustment as described in “General Terms for Awards — Adjustments” above, may be issued as incentive stock options.

(b) The maximum aggregate number of shares that may be subject to stock options, appreciation rights, RSUs, performance shares and restricted stock granted to any participant during a calendar year will not exceed one million shares, subject to adjustment as described in “General Terms for Awards — Adjustments” above. This limitation will apply whether the award is paid in cash or shares of common stock.

(c) The maximum aggregate cash value of payments to any participant for any performance period pursuant to an award of performance units will not exceed $5 million.

(d) The maximum Incentive Compensation Plan Bonus paid to any participant during any calendar year will not exceed $5 million.

Other Principal Provisions of the 2017 Plan

General

The goal of the 2017 Plan is to provide appropriate incentives that will allow the Company to attract and retain the best available talent and to encourage the directors and participating employees to put forth their maximum efforts for the success of the Company’s business, thereby serving the best interests of the Company and its shareholders. The 2017 Plan permits grants of stock-based awards and performance-based bonus opportunities to directors, executive officers and other key employees. The number of shares reserved for award under the 2017 Plan is 8,000,000.

All executive officers and other key employees of the Company and its subsidiaries and the Company’s non-employee directors are eligible to participate in the 2017 Plan. Approximately 24 individuals will be eligible to participate in the 2017 Plan, including the Company’s non-employee directors and the named executive officers named in the Summary Compensation Table of this proxy statement.

The 2017 Plan is a flexible plan that provides the Compensation Committee with discretion to fashion the terms of awards to provide eligible participants with stock-based incentives and performance-based bonus opportunities, payable in cash or stock as the Compensation Committee deems appropriate. The 2017 Plan permits the issuance of awards in a variety of forms, including: (1) non-qualified and incentive stock options, (2) appreciation rights, (3) restricted stock, (4) RSUs, (5) performance shares and performance units and (6) performance bonus opportunities (which we refer to as “Incentive Compensation Plan Bonuses”) that become payable annually upon achievement of specified Management Objectives (as defined below).

Shares issued or transferred pursuant to the 2017 Plan will be shares of Series A common stock or Series B common stock, as determined by the Compensation Committee in its discretion. The number of shares of common stock available under the 2017 Plan will be adjusted to include shares that relate to awards which expire or are forfeited, or are transferred, surrendered or relinquished to or withheld by the Company in satisfaction of the exercise price of an option or in satisfaction of any tax withholding amount, or are paid in cash in lieu of shares.

On March 16, 2017, the market value of a share of Series A common stock was $6.20, and the market value of a share of Series B common stock is assumed to be the same as a Series A share.

The 2017 Plan will expire on March 2, 2027, which is the tenth anniversary of the effectiveness of the 2017 Plan. No further awards will be made under the 2017 Plan on or after such tenth anniversary.

Administration of the 2017 Plan

Unless the administration of the 2017 Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the 2017 Plan will be administered by the Compensation Committee, which at all times will consist of two or more directors appointed by the Board, all of whom will (1) meet all applicable independence requirements of the New York Stock Exchange, and (2) qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms are amended from time to time. The Compensation Committee has the full authority and discretion to administer the 2017 Plan and to take any action that is necessary or advisable in connection with the administration of the 2017 Plan, including, without limitation, the authority and discretion to interpret and construe any provision of the 2017 Plan or of any agreement, notification or document evidencing the grant of an award.

Awards under the 2017 Plan

Stock Options.    The Compensation Committee may from time to time authorize grants of stock options upon such terms and conditions as it may determine in accordance with the provisions of the 2017 Plan. The Compensation Committee in its discretion will determine the number of shares of common stock subject to stock options to be granted to each participant. The Compensation Committee may grant non-qualified stock options, incentive stock options or a combination thereof to the participants. Stock options granted under the 2017 Plan will provide for the purchase of common stock at a price not less than 100% of the market value thereof on the date the stock option is granted. No stock option will be exercisable more than ten years from the date of grant.

Stock options granted under the 2017 Plan will be exercisable at such times and subject to such restrictions and conditions as the Compensation Committee shall approve. Each grant will specify that the exercise price is payable (1) in cash or by check acceptable to the Company, (2) by the actual or constructive transfer to the Company of shares of common stock already owned by the participant, (3) with the consent of the Compensation Committee, by withholding a number of shares otherwise issuable to a participant having a market value equal to the exercise price, or (4) in a combination of such methods of payment.

Each grant may also specify the required periods of continuous service by the participant with the Company or any subsidiary and/or the Management Objectives to be achieved before the stock options or installments thereof will become exercisable, and any grant may provide for the earlier exercise of the stock options in the event of a change in control (as defined below) or other similar transaction or event.

Neither the Compensation Committee nor the Board of Directors will authorize the amendment of any outstanding stock option to reduce the exercise price without the further approval of the shareholders of the Company, and no stock option will be cancelled and replaced with stock options having a lower exercise price without the further approval of the shareholders of the Company. The limitations described in this paragraph are not intended to prohibit adjustments permitted in the event of a stock split, stock dividend, merger, consolidation, or other corporate event or transaction as described in the 2017 Plan. See “General Terms for Awards — Adjustments” below.

Appreciation Rights.    The Compensation Committee may from time to time authorize grants of appreciation rights to any employee participant upon such terms and conditions as it may determine in accordance with the provisions of the 2017 Plan. Appreciation rights may be granted in tandem with stock options or separate and apart from a grant of stock options. An appreciation right will be a right of the participant to receive from the Company upon exercise an amount which will be determined by the Compensation Committee at the date of grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. “Spread” means the excess of the market value per share of the common stock on the date the appreciation right is exercised over (1) the exercise price of the related stock option, or (2) if there is no tandem stock option, the grant price provided for in the appreciation right, multiplied by the number of shares of common stock in respect of which the appreciation right is exercised.

Each grant of an appreciation right made in tandem with stock options will specify the exercise price and any grant not made in tandem with stock options will specify the grant price, which in either case will not be less than 100% of market value of the common stock on the date of grant. No appreciation right will be exercisable more than ten years from the date of grant.

Any grant may specify that the amount payable upon exercise of an appreciation right may be paid by the Company in cash, shares of common stock having an aggregate market value per share equal to the Spread or any combination thereof, as determined by the Compensation Committee in its discretion. Any grant may also specify that the amount payable on exercise of an appreciation right may not exceed a maximum amount specified by the Compensation Committee at the date of grant.

Each grant will specify the required periods of continuous service by the participant with the Company or any subsidiary and/or the Management Objectives to be achieved before the appreciation rights or installments thereof will become exercisable, and will provide that no appreciation right may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with stock options, when the related stock option is also exercisable. The Compensation Committee may also grant limited stock appreciation rights, which would become exercisable in the event of a change in control or other similar transaction or event.

Restricted Stock Units.    The Compensation Committee may from time to time authorize grants or sales to any employee participant of RSUs upon such terms and conditions as it may determine in accordance with the provisions of the 2017 Plan. Each grant or sale will constitute the agreement by the Company to issue or transfer shares of common stock to the participant in the future in consideration of the performance of services, subject to the fulfillment during the deferral period of such conditions as the Compensation Committee specifies. Each grant or sale will provide that the RSUs will be subject to a deferral period fixed by the Compensation Committee on the date of grant, and any grant or sale may provide for early termination of the deferral period in the event of a change in control or other similar transaction or event. Each such grant or sale may be made without additional consideration or in consideration of a payment by the participant of an amount that is less than the market value of the common stock on the date of grant.

During the deferral period, the participant will not have any right to transfer any rights under the RSUs, any rights of ownership in the RSUs, or any right to vote the RSUs. The Compensation Committee can authorize the payment of dividend equivalents on the RSUs in cash or shares of common stock on a current, deferred, or contingent basis.

Restricted Stock.    The Compensation Committee may from time to time authorize grants or sales to any participant of restricted stock upon such terms and conditions as it may determine in accordance with the provisions of the 2017 Plan. Each grant or sale will constitute an immediate transfer of the ownership of shares of common stock to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each grant or sale may limit the participant’s dividend rights during the period in which the shares of restricted stock are subject to any such restrictions. Each such grant or sale may be made without additional consideration or in consideration of a payment by such participant that is less than the market value of the common stock on the date of grant or sale.

Each such grant or sale will establish restrictions, such as required periods of continuous service, or other restrictions, including restrictions that constitute a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service (the “IRS”) thereunder. Any grant or sale may provide for the earlier termination of any such restrictions in the event of a change in control or other similar transaction or event. Each grant or sale may specify the Management Objectives, if any, that are to be achieved in order for the ownership restrictions to lapse.

Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the restricted stock will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal of the Company or provisions subjecting the restricted stock to continuing restrictions in the hands of any transferee).

Performance Shares and Performance Units.    The Compensation Committee may from time to time authorize grants to any employee participant of performance shares and performance units, which will become payable upon achievement of specified Management Objectives, upon such other terms and conditions as it may determine in accordance with the provisions of the 2017 Plan.

Each grant will specify the time and manner of payment of performance shares or performance units that have become payable, which payment may be made in (1) cash, (2) shares of common stock having a market value equal to the aggregate value of the performance shares or performance units that have become payable, or (3) any combination thereof, as determined by the Compensation Committee in its discretion at the time of payment.

Each grant of a performance share or a performance unit may also contain such terms and provisions, consistent with the 2017 Plan, as the Compensation Committee may approve, including provisions relating to the payment of performance shares or performance units upon a change in control or other similar transaction or event.

Any grant of performance shares may specify that the amount payable with respect to such performance shares may not exceed a maximum amount specified by the Compensation Committee on the date of grant. Any grant of performance units may specify that the amount payable, or the number of shares of common stock issued, with respect to such performance units may not exceed maximums specified by the Compensation Committee on the date of grant.

Incentive Compensation Plan Bonuses.    The Compensation Committee may from time to time authorize payment of annual incentive compensation in the form of an Incentive Compensation Plan Bonus to an employee participant, which will become payable upon achievement of specified Management Objectives during a 12-month performance period. Incentive Compensation Plan Bonuses will be payable upon such terms and conditions as the Compensation Committee may determine in accordance with the provisions of the 2017 Plan. The Compensation Committee will specify the time and manner of payment of an Incentive Compensation Plan Bonus that becomes payable, which payment may be made in (1) cash, (2) shares of common stock having a market value equal to the aggregate value of the bonus that has become payable, or (3) any combination thereof, as determined by the Compensation Committee in its discretion at the time of payment. In the event of a change in control during a performance period, each Incentive Compensation Plan Bonus will be determined at the greater of the target level of achievement or the actual level of achievement of the Management Objectives at the time of the change in control, without proration for a performance period of less than 12 months.

Awards for Non-Employee Directors

On the date of each annual meeting of the Company’s shareholders commencing with the 2018 annual meeting of shareholders, each non-employee director of the Company will be granted (1) an award under the 2017 Plan that has a fair market value equal to 50% of the director’s annual compensation from the Company, and (2) if the director so elects, an award that has a fair market value equal to all or a portion of the director’s remaining compensation from the Company. The form and terms of awards to non-employee directors will be determined by the Compensation Committee in its discretion subject to the terms of the 2017 Plan, but unless the Compensation Committee decides otherwise, awards to nonemployee directors under the 2017 Plan will be in the form of restricted stock units. Any portion of the non-employee director’s compensation that is not paid in an award will be paid in cash. For information on director awards under the 2008 Plan, see “Director Compensation.”

For awards to non-employee directors, fair market value is determined as follows:

•

the fair market value of stock options or appreciation rights will be determined using the Black-Scholes option pricing model, a generally accepted binomial pricing model, or any other pricing model used by the Company to value stock options for financial reporting purposes if using such other model would not result in granting a greater number of stock options or appreciation rights than would be granted using the Black-Scholes model;

•	the fair market value of an RSU, a restricted share or a performance share will be equal to the market value per share of common stock of the Company on the date of grant; and

•	the fair market value of a performance unit will be its stated value.

If an individual is elected to the Board of Directors on a date other than the date of an annual shareholders meeting, the director’s compensation will be pro-rated for less than a full year of service as a director, and the pro-rated compensation will be paid in the form of an award valued as of the date of the director’s election to the Board and cash as described in the preceding paragraphs.

General Terms for Awards

Adjustments.    The Compensation Committee will make adjustments in the maximum number of shares reserved for issuance under the 2017 Plan or that may be issued as part of any award, in the numbers of shares of common stock covered by outstanding stock options, appreciation rights, RSUs or performance shares granted thereunder, in the exercise price or grant price applicable to any stock options and appreciation rights, and/or in the kind of shares covered by awards (including shares of another issuer) as is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (1) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (3) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the 2017 Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all awards that are replaced.

Effect of Termination.    Each agreement evidencing an award may contain provisions relating to the effect upon the award of an employee participant’s termination of employment or a director’s termination of service by reason of retirement, death, disability or otherwise.

Change in Control.    Under the 2017 Plan, a change in control means the first to occur of the following events:

(1) the individuals who, as of March 2, 2017, the 2017 Plan effective date, were members of the Board of Directors (the “Incumbent Directors”) cease to constitute at least a majority of the Board; except that any individual who becomes a director after the Effective Date and whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors will be considered an Incumbent Director, other than as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;

(2) the consummation of (A) a merger, consolidation or similar form of corporate transaction involving the Company or (B) a sale or other disposition of all or substantially all the assets of the Company, unless, immediately following such transaction or sale, (i) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of shares of common stock of the Company or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such transaction or sale beneficially own more than 60% of the combined voting power of the then outstanding voting securities of the entity resulting from such transaction or sale (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such transaction or sale, of the Company’s outstanding voting securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the transaction or sale as a result of their ownership prior to such consummation of voting securities of any entity involved in or forming part of such transaction or sale other than the Company or its subsidiary), (ii) no person or entity (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any entity controlled by the Continuing Entity) beneficially owns 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity, and (iii) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such transaction or sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such transaction or sale;

(3) the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company; or

(4) any person, entity or group becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s voting securities; provided, however, that for purposes of this item (4), the following acquisitions will not constitute a change in control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (D) any acquisition by an underwriter temporarily holding such securities pursuant to an offering of such securities, or (E) any acquisition pursuant to a transaction or sale that does not constitute a change in control for purposes of item (2) above.

For purposes of applying the provisions of items (2) and (4) above, neither Robert W. Decherd nor any person or entity holding voting securities of the Continuing Entity or the Company, as applicable, over which Robert W. Decherd has sole or shared voting power will be considered to be the beneficial owner of 30% or more of such voting securities.

Transferability; Amendments; Termination

Unless the Compensation Committee determines otherwise, (1) no award will be transferable by a participant other than by will or the laws of descent and distribution, and (2) no stock option or appreciation right granted to a participant will be exercisable during the participant’s lifetime by any person other than the participant or his or her guardian or legal representative.

The 2017 Plan may be amended from time to time by the Compensation Committee or the Board of Directors, but may not be amended without further approval by the shareholders of the Company if such amendment would result in the 2017 Plan failing to satisfy any applicable requirements of the New York Stock Exchange, Rule 16b-3 of the Exchange Act or Section 162(m) of the Code. The Board of Directors may terminate the 2017 Plan at any time; provided, that no such termination will adversely affect any outstanding awards under the 2017 Plan.

Benefits under the 2017 Plan

No benefits have yet been granted under the 2017 Plan. Please see the “Compensation Discussion and Analysis” section of this proxy statement and the “Grants of Plan-Based Awards in 2016” table for information regarding the 2016 grants to the named executive officers for 2016 performance and the “Outstanding A. H. Belo Equity

Awards at Fiscal Year-End 2016” table in the “Executive Compensation” section of this proxy statement for information regarding all awards held by named executive officers under the current 2008 Plan as of December 31, 2016. Please see the “Non-Employee Director Compensation” table of this proxy statement for information about awards granted to each non-employee director during the year ended December 31, 2016 under the current 2008 Plan. No determination has yet been made as to the awards, if any, that any individual who is eligible to participate in the 2017 Plan will be granted in the future.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of the 2017 Plan is not comprehensive and is based on current income tax laws, regulations and rulings. It should not be taken as tax advice by 2017 Plan participants, who are urged to consult their individual tax advisors.

Non-Qualified Stock Options.    Non-qualified stock options do not qualify for the special tax treatment accorded to incentive stock options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he or she recognizes ordinary income upon the exercise of a non-qualified option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of the exercise price.

As a result of the optionee’s exercise of a non-qualified stock option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee’s gross income. The Company’s deduction will be taken in the Company’s taxable year in which the option is exercised.

The excess of the fair market value of the stock on the date of exercise of a non-qualified stock option over the exercise price is not an item of tax preference for alternative minimum tax purposes.

Incentive Stock Options.    An optionee does not recognize income upon the grant of an incentive stock option. Subject to the effect of the alternative minimum tax, discussed below, if an optionee exercises an incentive stock option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option or within one year from the date of exercise, the optionee will not recognize any income by reason of the exercise and the Company will be allowed no deduction by reason of the grant or exercise. The optionee’s basis in the shares acquired upon exercise will be the amount paid upon exercise. If the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, his or her gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his or her gain or loss will be the difference between the amount realized on the disposition of the shares and his or her basis in the shares. The Company generally will not be entitled to any income tax deduction upon disposition of the shares.

If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise (an “Early Disposition”), the optionee generally will recognize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of (1) the amount realized on the Early Disposition, or (2) the fair market value of the shares on the date of exercise, over the optionee’s basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of Early Disposition. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee upon an Early Disposition.

The excess of the fair market value of the shares at the time the incentive stock option is exercised over the exercise price for the shares is an item of “tax preference” for alternative minimum tax purposes.

Appreciation Rights.    Recipients of appreciation rights do not recognize income upon the grant of awards. When a recipient elects to receive payment under an appreciation right, he or she recognizes ordinary income in an amount equal to the cash and/or fair market value of shares received, and the Company is entitled to a deduction equal to such amount.

Restricted Stock Units.    Recipients of RSUs will generally recognize ordinary income equal to the fair market value of RSUs on the date that the shares are distributed to the recipient. The Company will be entitled to a tax deduction for the same amount. The holding period to determine whether a recipient has long-term or short-term capital gain or loss on a subsequent sale will generally begin when the shares are transferred to the recipient, and a recipient’s tax basis for the shares will generally equal the fair market value of the shares on the same date.

Restricted Stock.    Grantees of restricted stock generally do not recognize income at the time of the grant. However, when shares of restricted stock become free from any restrictions, grantees recognize ordinary income in an amount equal to the fair market value of the stock on the date all restrictions are satisfied, and the Company will receive a corresponding deduction. Alternatively, a grantee of restricted stock may, pursuant to Section 83(b) of the Code, elect to recognize income upon the grant of the stock and not at the time the restrictions lapse, in which event the Company would receive a corresponding deduction at that time.

Performance Shares and Performance Units.    Grantees of performance shares and performance units do not recognize income at the time of grant. When performance shares or performance units are paid, grantees recognize ordinary income in an amount equal to the fair market value of the shares or units paid, and the Company will receive a corresponding deduction.

Change in Control.    If there is an acceleration of the vesting or payment of benefits and/or an acceleration of the exercisability of stock options upon a change in control, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The employee receiving an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of the employee’s average annual compensation over the five calendar years preceding the year of the change in control, and the Company is not entitled to a deduction for a similar amount.

Limitation on Deduction.    Section 162(m) of the Code provides that no deduction will be allowed for certain remuneration with respect to a covered employee (within the meaning of Section 162(m) of the Code) to the extent such remuneration exceeds $1 million per taxable year. Section 162(m) of the Code does not apply to compensation payable solely on account of the attainment of one or more performance goals if (1) the goals are determined by a committee of two or more outside directors, (2) the material terms under which the remuneration will be paid, including the goals, are disclosed to shareholders and approved by a majority of the shareholders, and (3) except in the case of appreciation rights and eligible stock options, the Compensation Committee certifies that the goals have been met before the compensation is paid to the covered employee. Compensation arising from appreciation rights and stock options in which the exercise price is no less than the fair market value on the date of grant constitutes compensation on account of attainment of a performance goal as long as the shareholders have approved the material terms of the performance goals of the 2017 Plan, including the maximum number of shares that may be granted to a participant over a specific time period.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for approval of the A. H. Belo 2017 Incentive Compensation Plan.

The Board of Directors recommends a vote FOR Proposal Three for the approval of the A. H. Belo 2017 Incentive Compensation Plan.

PROPOSAL FOUR: APPROVAL OF ADVISORY RESOLUTION

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 provides A. H. Belo shareholders with a vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

The Company and the A. H. Belo Board of Directors recognize that executive compensation is an important matter for our shareholders. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse, on an advisory, basis our 2016 executive compensation programs and policies and the compensation paid to the named executive officers. The “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement, together with the executive compensation tables of this proxy statement, and related disclosures set forth the compensation paid to our named executive officers for 2016.

As described in more detail in the CD&A section, the Compensation Committee of the Board oversees the Company’s overall executive compensation structure, policies and programs, and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Compensation Committee strives to set the compensation of the Company’s executive officers to be competitive and to be consistent with the Company’s strategy, sound corporate governance principles, and shareholder interests and concerns. In particular, the Compensation Committee strives to make cash and equity awards based on performance metrics that are directly linked to financial performance and retention.

As described in the CD&A, we believe our compensation program is strongly aligned with the long-term interests of our shareholders. As you consider this proposal, we urge you to read the CD&A section and the tabular and narrative disclosures on executive compensation for additional details on executive compensation, including the more detailed information about the Company’s compensation philosophy and objectives and the past compensation of our named executive officers.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking our shareholders to approve the following advisory resolution at the 2017 annual meeting of shareholders:

“RESOLVED, that the shareholders of A. H. Belo Corporation (“A. H. Belo” or the “Company”) approve, on an advisory basis, the compensation of A. H. Belo’s named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the related compensation tables, notes and narrative contained in the 2017 proxy statement.”

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required to approve this advisory resolution.

The advisory vote under this Proposal Four is non-binding on the Company and its Board of Directors. The vote will not overrule any decisions by the Company or the Board, will not create or imply any change to the fiduciary duties on the part of the Company or the Board, and will not create or imply any additional fiduciary duty on the part of the Company or the Board. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal Four, approval of the advisory resolution on executive compensation (say-on-pay).

PROPOSAL FIVE: ADVISORY VOTE ON THE FREQUENCY OF

FUTURE SAY-ON-PAY VOTES (SAY-ON-FREQUENCY)

Related to the advisory “say-on-pay” vote addressed in Proposal Four above, and in accordance with Section 14A of the Exchange Act, we are asking our shareholders to vote, on an advisory or non-binding basis, on how frequently future advisory votes on executive compensation should occur. By voting on this Proposal Five, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two, or three years. Shareholders may also abstain from voting on this proposal.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company, and recommends that shareholders vote for future say-on-pay advisory votes to occur every three years (a triennial vote). We believe that this frequency is appropriate for a number of reasons. Most significantly, our compensation programs are designed to reward long-term performance and to take into account the cyclical nature of the Company’s businesses, which fluctuates with advertising demand. Thus, we encourage our shareholders to evaluate our executive compensation programs over a multi-year horizon and to review the compensation of our named executive officers over the past three years, as reported in the Summary Compensation Table of this proxy statement. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame to enable the Compensation Committee and the Board to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for shareholders to see and evaluate any such adjustments to our executive compensation programs.

The Board of Directors is aware of and took into account views in support of conducting an annual advisory vote on executive compensation. We are aware that some shareholders believe that annual advisory votes will enhance or reinforce accountability. We have been in the past and will in the future continue to be open in our communications with our shareholders on a number of topics and various forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our shareholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because our executive compensation programs are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we currently believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required to approve this advisory recommendation to the Board. Shareholders are not voting to approve or disapprove the Board’s recommendation. The advisory vote under Proposal Five is non-binding on the Company and its Board of Directors. The vote will not overrule any decisions by the Company or the Board, will not create or imply any change to the fiduciary duties on the part of the Company or the Board, and will not create or imply any additional fiduciary duty on the part of the Company or the Board. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation for our named executive officers.

Recommendation of the Board of Directors

With respect to Proposal Five, the Board of Directors recommends that shareholders vote to conduct future advisory say-on-pay votes every THREE YEARS (say-on-frequency).

CORPORATE GOVERNANCE

Introduction

Our Board periodically reviews and evaluates A. H. Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act and subsequent legislation, SEC regulations, corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”), and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to A. H. Belo’s directors, management and other A. H. Belo employees, and adopted a charter for each Board committee. The Nominating and Corporate Governance Committee reviews A. H. Belo’s corporate governance guidelines and Board committee charters annually and recommends changes to the Board as appropriate. Our corporate governance documents are posted on our website at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in A. H. Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the NYSE listing standards, as well as additional, more stringent criteria established by the Board. The Board determined that the following directors are independent under these standards: John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. Each of the Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, NYSE listing standards and the independence standards set forth in A. H. Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members and all members of the Compensation Committee satisfy additional independence requirements specific to compensation committee membership.

Meetings of the Board

The Board held seven meetings in 2016. Each incumbent director attended at least 90% of the aggregate of (1) the total number of meetings held by the Board, and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders and all of the incumbent directors then serving attended the 2016 annual meeting in person.

Committees of the Board

Each of the Board’s standing committees consists of independent directors John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. Descriptions follow of each of the committees of the Board of Directors of A. H. Belo.

Audit Committee

John Beckert chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing A. H. Belo’s financial reporting processes, reviewing the Company’s enterprise risk management process and policies, and, as part of this responsibility, consults with our independent auditors and with personnel from A. H. Belo’s internal audit and financial staffs with respect to corporate accounting, reporting, risk management and internal control practices. The Audit Committee met six times during 2016.

The Board has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, John Beckert, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee

Ron McCray chairs the Compensation Committee. Beginning May 2017, Louis E. Caldera will chair the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and sets his compensation level based on this evaluation. The Compensation Committee also approves the compensation of the other executive officers and recommends compensation for non-management directors, and administers, among other plans, the Company’s 2008 Incentive Compensation Plan, the 2017 Incentive Compensation Plan, the A. H. Belo Savings Plan, the A. H. Belo Change in Control Severance Plan, the A. H. Belo Pension Plan I and the A. H. Belo Pension Plan II. It also shares responsibility for senior executive succession planning with the Nominating and Corporate Governance Committee and reviews management’s assessment of key risks associated with the Company’s compensation programs, policies and practices. The Compensation Committee met five times during 2016.

To assist the Compensation Committee and management in assessing and determining appropriate, competitive compensation for our executive officers and directors, the Compensation Committee annually engages an outside compensation consultant. Beginning in February 2008, the Compensation Committee has annually engaged Mercer LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), as its compensation consultant. The scope of Mercer’s engagement is to assist the Compensation Committee with its responsibilities related to the Company’s executive and Board-level compensation programs. For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see the Company’s “Compensation Discussion and Analysis” below.

Mercer’s fees for executive compensation consulting to the Compensation Committee in 2016 were approximately $43,363. These fees and the engagement of Mercer for executive compensation consulting services were approved by the Compensation Committee. The Company has also retained Mercer and/or its Marsh affiliates to provide other services unrelated to executive compensation. These services include actuarial analysis of unpaid liabilities related to certain insurance claims. The aggregate expense for these other services in 2016 was approximately $18,000, exclusive of insurance premiums. The decision to engage Mercer or its Marsh affiliates for these other services unrelated to executive compensation consulting was made by Company management, and these services and related fees were not separately approved by the Compensation Committee or the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is chaired by Ty Miller, who also serves as the Board’s Lead Director. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping A. H. Belo’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and shares responsibility for senior executive succession planning. The Nominating and Corporate Governance Committee met four times in 2016.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. It may also take into account any specific financial, technical or other expertise and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board. The Board does not have a formal diversity policy, but does endeavor to have members with a broad mix of professional and personal backgrounds. The Committee assesses the effectiveness of its criteria and its efforts at achieving a diversity of backgrounds and perspectives on the Board when evaluating and recommending new director candidates.

The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in A. H. Belo’s corporate governance guidelines, is to consider a shareholder’s recommendation for nominee(s) when the shareholder supplies the information required for director nominations under the advance notice provisions set forth in Article II of A. H. Belo’s bylaws within the time periods set forth in such Article of the bylaws. Shareholders desiring to submit a nomination for director should consult A. H. Belo’s bylaws, which are available upon request. The Committee evaluates shareholder-recommended nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which A. H. Belo seeks to learn more about a candidate’s qualifications, background and level of interest in A. H. Belo, and the candidate has the opportunity to learn more about A. H. Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by A. H. Belo’s shareholders. The Board may also elect a director between annual meetings of shareholders. In those instances, the new director is nominated for re-election by A. H. Belo’s shareholders at the first annual meeting after his or her election to the Board.

The Board convenes executive sessions of non-management directors without Company management present at each regularly-scheduled meeting. The Lead Director presides at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually, without Jim Moroney or Robert Decherd present. Board committee chairs preside at executive sessions of their respective committees.

Board Leadership Structure

Currently, Jim Moroney serves as Chairman of the Board and Chief Executive Officer (“CEO”). The Board believes that the Company and its shareholders are best served by a leadership structure in which Mr. Moroney serves as chairman and CEO and the Board has an independent Lead Director. Combining the roles of chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for implementing the Company’s strategy and managing its day-to-day operations. This structure also enables the CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

At the same time, the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Accordingly, to provide independent leadership, the Board has established the position of Lead Director. The Lead Director is an independent director elected annually by the Board. Ty Miller currently serves as the Lead Director. The Lead Director’s responsibilities and authority include:

•	presiding at meetings of the Board at which the chairman and CEO is not present, including executive sessions of the independent directors;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the chairman and CEO and the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders, as appropriate.

The Board believes that a combined chairman/CEO, together with a Lead Director, is the most appropriate leadership structure for the Board at this time. The Board also believes that it is in the best interests of the Company for the Board to make a determination about whether to separate or combine the roles of chairman and CEO based upon the Company’s circumstances at a particular time. The Company’s bylaws permit the roles of chairman and CEO to be filled by the same or different individuals, thereby providing the Board flexibility to determine whether the roles should be combined or separated based upon the Company’s needs from time to time.

Board Risk Oversight

At least annually, Company management provides the Audit Committee with a report regarding its enterprise risk assessment. The report identifies areas of enterprise risk, and aligns managerial and Board-level oversight, including at the Board committee level, and responsibility with the type of risk. In order to prepare the report, the Company’s Internal Audit department interviews A. H. Belo business leaders at the corporate and operating unit level about the risk factors identified by the Company in its SEC filings, as well as other potential risks, to confirm Internal Audit’s baseline risk assessment. The risk assessment results are reviewed with management to determine if any future adjustments to the audit plan are needed.

The Audit Committee discusses the report’s findings with management. The Audit Committee oversees management’s risk assessment, including reviewing the Company’s risk profile and evaluating management’s approach to addressing identified risks. As specified in the Audit Committee charter, one of the specific duties and responsibilities of the Audit Committee is to review and discuss the Company’s policies with respect to risk assessment and risk management. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, other committees of the Board also have responsibility for oversight of risk management. For example, our Human Resources department and Compensation Committee consider the risks associated with our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risk associated with the Company’s governance structure and processes.

The Board is kept informed of its committees’ risk oversight and related activities primarily through attendance at Board and committee meetings and management reports. In addition, the Audit Committee escalates issues related to risk oversight to the full Board as appropriate so that the Board is appropriately informed of developments that could affect the Company’s risk profile and other aspects of its business. The Board also considers specific risk topics in connection with strategic planning and other matters. While the Board’s role in oversight of Company risk is not determinative of its leadership structure, the Board’s leadership structure helps facilitate risk assessment and review by independent directors under the leadership of the Lead Director.

Compensation Risk Assessment

Our Human Resources department, together with the Company’s Finance, Internal Audit, Risk Management and Legal departments and independent compensation consultants, have reviewed our compensation policies and practices to determine whether those policies and practices present a significant risk to the Company. The results of this review were communicated to the Compensation Committee. Our annual incentive compensation plans have appropriate limits that discourage excessive risk taking. In addition, all senior executives who are in a position to affect significant policies, practices or projects have both short-term and long-term compensation at risk, which the Company believes discourages excessive risk taking and encourages supervision of risk-related activities by other employees. Our compensation policies and practices reward consistent, long-term performance by weighting executive compensation to long-term incentives that reward operating, financial and share price performance. Based on this review, we have concluded that A. H. Belo’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Beckert, Caldera, McCray, Miller and Puerner and Ms. Small served as members of A. H. Belo’s Compensation Committee during 2016. No member of the Compensation Committee during 2016 was a current or former officer or employee of A. H. Belo or had any relationship with A. H. Belo requiring disclosure under the caption “Certain Relationships.” None of A. H. Belo’s executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that had an executive officer serving as a director or as a member of A. H. Belo’s Compensation Committee during 2016.

Audit Committee Report

As described more fully in our written charter, which is posted on the Company’s website at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” the Audit Committee represents the Board in its oversight of A. H. Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP, the Company’s independent auditors, A. H. Belo’s audited consolidated financial statements and the audit of the effectiveness of A. H. Belo’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP various matters, including the firm’s judgments as to the quality of A. H. Belo’s accounting principles and other matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with the firm its independence from A. H. Belo and our management team.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in A. H. Belo’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Respectfully submitted,

Audit Committee

John A. Beckert, Chairman

Louis E. Caldera

Ronald D. McCray

Tyree B. (Ty) Miller

John P. Puerner

Nicole G. Small

Communications with the Board

The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the Secretary, P. O. Box 224866, Dallas, Texas 75222-4866. Communications intended for a specific director or directors (such as the Lead Director or non-management directors) should be addressed to his, her or their attention c/o the Secretary at this address. Communications received from shareholders are provided directly to Board members at, or as part of the materials mailed in advance of, the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS

A. H. Belo’s executive officers as of March 16, 2017 were as follows:

Name	Office Held as of March 16, 2017	Office Held Since

James M. Moroney III	Chairman of the Board, President and Chief Executive Officer	2013	(1)
Katy Murray	Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary	2015	(2)
Julie Hoagland	Senior Vice President/Chief People Officer	2016	(3)
Christine Larkin	Senior Vice President/General Counsel and Secretary	2013	(4)
Grant S. Moise	Executive Vice President/General Manager, The Dallas Morning News	2017	(5)
Michael J. O’Hara	Senior Vice President/Chief Information Officer	2010	(6)
Leslie N. (Nicki) Purcell	Senior Vice President/Chief Digital Officer, The Dallas Morning News	2015	(7)
Michael J. Wilson	Editor, The Dallas Morning News	2015	(8)

(1)	Member of the Board of Directors. (See “Proposal One: Election of Directors” above for additional information.)

(2)

Katy Murray, age 48, has served as senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary since April 2015. Katy has over 20 years of accounting and finance experience. Prior to joining the Company, Katy served as the Chief Financial Officer of SourceHOV, a multi-national provider of business processing services, from November 2011 to April 2013 and was responsible for the worldwide finance, accounting, and facility operations of that company. Subsequent to SourceHOV’s acquisition by Citi Venture Capital Investment in April 2013, Katy served in an advisory role to the Finance Committee of the Board of Directors of SourceHOV until April 2014. Prior to serving in such capacity, from October 2010 to October 2011, Katy was Chief Financial Officer of Pivot3, Inc., a provider of converged infrastructure appliances for the video surveillance and virtual desktop markets. In that role, she directed the financial, administrative, human resource, corporate information technology and legal operations for that organization. Prior to that, from September 2006 to October 2010, Katy served as Executive Vice President/Chief Financial Officer of Taleo Corporation, a then publicly-traded company focused on talent acquisition, performance management, learning and development, and compensation management, which was later acquired by Oracle Corporation. Katy currently serves on the boards of Downtown Dallas, Inc., DMV Digital Holdings Company, The Dallas Morning News Charities, DMN Crowdsource LLC, and is chairman of the board of the SPCA of Texas.

(3)

Julie Hoagland, age 49, has served as senior vice president/Chief People Officer since June 2016. Prior to joining A. H. Belo, from December 2011 to December 2015, Julie served as the Head of People Services for DaVita Rx, a subsidiary of DaVita Healthcare Partners, overseeing talent acquisition and management, employee relations, change management and learning and development. Prior to that, from May 2009 to September 2011, Julie served as vice president, Human Resources and Director, Employee and Organization Development at Atmos Energy. From November 2006 to March 2009, Julie served as Senior Vice President at Handango, Inc., a mobile wireless content provider. Prior to Handango, Inc., Julie served at Securus Technologies, Inc., a provider of telecom and software related services for correctional facilities, from August 1999 to November 2006 as vice president, Human Resources and Customer Satisfaction. Julie served on the board of directors of Women with Promise, a Dallas-based non-profit organization from 2013 to 2017.

(4)

Chris Larkin, age 55, has served as General Counsel of A. H. Belo since February 2013. Chris was elected senior vice president and Secretary of the Company in May 2015. Chris joined A. H. Belo after having served Belo Corp. as assistant general counsel from March 2006 to January 2013 and as corporate counsel from August 2004 to February 2006. Prior to joining Belo Corp., Chris was a partner in the corporate practice group of Hunton & Williams LLP in Dallas, Texas. Chris has been engaged in the practice of law for over 20 years.

(5)

Grant Moise, age 41, was promoted to executive vice president/General Manager, The Dallas Morning News in February 2017. From September 2013 to February 2017, Grant served as senior vice president of Business Development & Niche Products at The Dallas Morning News. In this role, Grant oversees all merger and acquisition activity and runs eight separate businesses that The Dallas Morning News owns or operates, ranging from magazines to Spanish language newspapers to digital start-ups. Prior to his current role, he was the vice president of Digital for The Dallas Morning News. Prior to his return to The Dallas Morning News in 2008, Grant was the vice president of Direct Channel sales for Tribune Media Net (now known as Tribune 365). Grant also serves on the boards of Southern Newspaper Publishers Association, Online Publishers Association and Your Speakeasy, LLC.

(6)

Mike O’Hara, age 52, has served as senior vice president and Chief Information Officer for A. H. Belo since May 2010. He is responsible for managing A. H. Belo’s technology organization, including infrastructure, network and security, enterprise applications, audit and compliance, data management and data center operations, in addition to the Company’s production and distribution organizations. Mike has more than 20 years of experience in the technology field. He joined Belo Corp. in October 2006 as executive director of technology and then served as vice president of information technology from January 2009 to April 2010. Prior to joining Belo Corp., Mike served as director of technology at the Los Angeles Times from 1998 through 2006. Mike serves as a board member of the YMCA of Metropolitan Dallas and is a member of the CIO Leadership Network. He also serves as a governing body member for the CIO Executive Summit in Dallas and is a member of the Dallas/Fort Worth Society for Information Management.

(7)

Nicki Purcell, 43, has served as senior vice president/Chief Digital Officer of The Dallas Morning News since January 1, 2015. Nicki previously held the position of Digital Publisher of The Dallas Morning News from June 2013 until she was appointed to her current role. Nicki joined The Dallas Morning News after working for Nokia, Inc., a global communications and information technology company, for over 10 years. Her roles throughout her tenure with Nokia were head of customer care, online sales director and marketing director. Prior to joining Nokia, Nicki held leadership roles with Firehouse, Inc. Promotion Agency from 2001 to 2003 as the account group head of business development, and with Nortel Networks from 1999 to 2001 as a global brand group manager.

(8)

Mike Wilson, 56, has served as the Editor of The Dallas Morning News since February 2015. Prior to joining The Dallas Morning News, he served as managing editor of FiveThirtyEight, a data journalism website for ESPN, from December 2013 to January 2015. During his time with Tampa Bay Times (formerly St. Petersburg Times) from 1995 to 2013, Mike held the positions of reporter, editor, assistant managing editor and managing editor. Mike began his career as a reporter for Miami Herald from 1983 to 1995 and a summer intern with the Boston Globe in 1982. Mike served on the board of directors of Florida Trend magazine for two years prior to leaving the Tampa Bay Times.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) section highlights and summarizes information regarding A. H. Belo’s executive compensation programs and policies and provides context for understanding and evaluating the more specific compensation information for our named executive officers (“NEOs”) contained in the compensation tables and related disclosures that follow. For 2016, our NEOs are as follows:

Officer	Title as of December 31, 2016
James M. Moroney III	Chairman of the Board, President and Chief Executive Officer
Katy Murray	Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary
Grant S. Moise	Senior Vice President/ Business Development & Niche Products, The Dallas Morning News
Christine E. Larkin	Senior Vice President/ General Counsel and Secretary
Michael J. O’Hara	Senior Vice President/ Chief Information Officer

Executive Summary

A. H. Belo is a leading local news and information company with expertise in emerging media and digital marketing services, as well as commercial printing, distribution and direct mail capabilities. The Company operates two metropolitan daily newspapers and related websites and mobile applications, including The Dallas Morning News (www.dallasnews.com) and the Denton Record-Chronicle (www.dentonrc.com). The Company publishes various niche publications targeting specific audiences. A. H. Belo offers digital marketing solutions through The Dallas Morning News and Your Speakeasy, LLC (“Speakeasy”), provides event promotion and marketing services through DMN Crowdsource LLC (“Crowdsource”), digital marketing solutions through Distribion, Inc., Vertical Nerve, Inc. and CDFX, LLC, and also owns and operates commercial printing, distribution and direct mail service businesses. The Company also offers local marketing automation, search engine marketing, email marketing, direct mail and promotional products through three subsidiaries, Distribion, Vertical Nerve and MarketingFX, which provide new and existing A. H. Belo customers multiple marketing solutions for their business needs.

The newspaper industry continues to experience substantial change caused by the effect of the Internet on the delivery of information and other transformational technologies on consumers and advertisers and the rapid ascent of new media businesses. From an executive compensation perspective, this business environment underscores the importance of attracting and retaining both experienced and high-potential executives, and rewarding superior individual performance that may not presently be reflected in the Company’s stock price, revenues or operating profit.

In 2016, our executive compensation program remained consistent with the prior year and is designed to deliver the results that drive the Company’s current strategy. The Compensation Committee, with the support of the Company’s senior management, continues to address executive compensation policies and practices proactively, taking into consideration both the interests of shareholders and the need to attract and retain a talented and experienced management team.

2016 Business Highlights

The Company’s 2016 operating performance reflects its continued focus on diversifying revenue streams, managing expenses and generating cash. Fiscal year 2016 highlights include:

•

The further integration and alignment of three digital, print, merchandise and promotion products marketing companies acquired in 2015, Distribion, Inc., Vertical Nerve, Inc. and CDFX, LLC, which were contributed to a holding company, DMV Digital Holdings Company (“DMV Digital Holdings”). These businesses specialize in local marketing automation, search engine marketing, email marketing, direct mail and promotional products, respectively. The acquisition complements the product and service offerings currently available to A. H. Belo clients, thereby strengthening the Company’s diversified product portfolio and allowing for greater penetration in a competitive advertising market.

•

In December 2016, the Company signed an operating lease to move its headquarters to a new location in the Dallas central business district in 2017. In addition to generating operating expense efficiencies, the move continues the Company’s transformation to a more digitally-focused media company and will foster a better environment for collaboration and communication across departments.

•

Continued the transformation into a digital-first news department, creating a digital-first breaking news desk, implementing digital-first workflows and bringing in journalists with expertise in data visualization; news applications; video; and audience engagement through social media.

•

The continued refinement of the sales department’s organizational structure and compensation system to better align it with a multi-channel marketing solutions sales organization. These refinements included (1) restructuring sales resources, (2) changing the compensation system, and (3) aligning sales support resources to improve efficiency and speed to market.

•	Continued our information technology strategy of upgrading our legacy operational and financial systems to software as a service solutions.

•

Redesigned and re-launched www.Dallasnews.com, the premier website for news and information in North Texas. The enhanced website allows The Dallas Morning News to grow and deepen the engagement of audiences seeking news and information about North Texas. This change better reflects the community we serve through trending features and provides additional storytelling capabilities. It is designed for the mobile phone screen first, where most of the audience reads content.

•	Quarterly dividends and dividend equivalents totaling approximately $7.02 million were recorded and paid to shareholders and to holders of RSUs at a rate of $0.08 per share.

•	The expansion of a pay-for-performance advertising service with clients from publishing companies across the country

In addition, the Company continues to focus its attention and initiatives on maximizing the return on its print assets and enhancing its digital publishing capabilities, as well as furthering the development and expansion of its marketing services solutions, so that the margins realized by these businesses can continue to grow.

Management Changes

In March 2016, Ms. Purcell and Mr. Wilson joined the Company’s Management Committee. In addition, Ms. Hoagland joined the Company in June 2016 and the Company’s Management Committee in July 2016.

Principles and Process of the Compensation Program

The key principles and design objectives of the Company’s executive compensation strategy are to:

•	focus executive compensation plan design on attracting and retaining top-caliber executive talent that can deliver the results that drive the Company’s strategy;

•	encourage coordinated and sustained effort toward maximizing shareholder value;

•	motivate and reward executives for achievement of the Company’s financial objectives as well as the executive’s individual objectives;

•	align the long-term interests of executives with those of the Company’s shareholders through equity-based awards; and

•	minimize dilution and increase executive retention, including through the use of cash incentive awards that are predictable and time-based.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors oversees the Company’s overall compensation structure, policies and programs, and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. In carrying out its responsibilities, the Compensation Committee, with occasional assistance from its executive compensation consultant, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of our NEOs. For a more complete description of the responsibilities of the Compensation Committee, see “Corporate Governance — Committees of the Board.”

Role of the Compensation Consultant

The Compensation Committee has retained Mercer as its independent, outside consultant to advise the Compensation Committee on executive compensation matters. A representative from Mercer may attend Compensation Committee meetings, and reports directly to the Compensation Committee on matters relating to compensation for our executive officers, including the CEO. During 2016, Mercer, at the Compensation Committee’s request:

•	advised in developing recommendations for the Compensation Committee on the target-value and structure of long-term incentive awards for our CEO and other executive officers; and

•	provided the Compensation Committee with updates and advice on market compensation trends, legislative and regulatory updates and their impact on our executive compensation programs.

Role of Company Management

The Compensation Committee makes the final decisions on CEO compensation, with market data from Mercer, as appropriate. Our senior management develops preliminary recommendations regarding compensation matters with respect to all executives other than the CEO and provides these recommendations to the Compensation Committee, which makes the final decisions as to these other executive officers. For 2016, the primary management liaisons to the Compensation Committee were Mr. Moroney, Ms. Murray and Ms. Hoagland. The management team is responsible for the administration of the compensation program once Compensation Committee decisions are finalized.

2016 Compensation Program Overview

The key components of our 2016 compensation program for our NEOs are:

•	base salary;

•	annual cash incentive bonuses;

•	long-term equity-based and cash-based incentives; and

•	benefits.

Our executive compensation program and levels are consistent with the prior year and our NEOs did not receive increases in 2016 base salary, target bonus percentages or long-term incentive levels. The Company continued the use of individual objectives as a component of the annual cash incentive bonus opportunity, and the use of time-based cash as a component of the annual long-term incentive grants, a practice which began in 2012.

The Company used compensation data provided by Mercer to compare levels of base salaries, annual cash incentive targets and long-term incentives to those companies with comparable revenues and focusing on the publishing industry, where available. A second point of reference was used by Mercer to benchmark the Company’s executive compensation levels with market data from a group of nine publicly-traded publishing companies (“Comparator Companies”). A. H. Belo was the smallest in terms of revenue of these nine Comparator Companies. Additionally, NEO positions were compared to positions with similar responsibilities in the nine Comparator Company data set, as applicable. Median data was provided to the Compensation Committee for review and consideration in determining compensation levels for each NEO. The Comparator Companies were:

Gannett Company

Tronc, Inc.

Meredith Corporation

The New York Times Company

The McClatchy Company

E. W. Scripps

Lee Enterprises

Journal Media Group

Journal Communications

Base Salary

Base salary is designed to provide a stable level of compensation that serves as a retentive tool to compensate our key executives for their respective roles and responsibilities with the Company. Our NEOs’ 2016 base salaries remained at 2015 levels:

Name	2015 Base Salary	2016 Base Salary
James M. Moroney III	$600,000	$600,000
Katy Murray	$300,000	$300,000
Grant S. Moise	$325,000	$325,000
Christine E. Larkin	$285,000	$285,000
Michael J. O’Hara	$275,000	$275,000

Incentive Programs

The Company’s NEOs have the opportunity to earn incentive awards, which may be granted in the form of annual cash incentive bonuses, long-term equity-based incentive compensation (“LTEI compensation” or “LTEIs”) or long-term cash incentive compensation (“LTCI compensation” or “LTCIs”). Incentive awards are supplemental to the executive’s base salary and are designed to focus executives on achieving key financial goals, encourage retention, and motivate and reward them for market-driven results.

Annual cash incentive bonuses and LTEIs are provided under the A. H. Belo 2008 Incentive Compensation Plan (“ICP”) and administered by the Compensation Committee. This plan was approved by shareholders in 2014. Officers of A. H. Belo and its subsidiaries, including A. H. Belo’s CEO and its other NEOs, are eligible to participate in the ICP. Additional ICP participants may be selected by the Compensation Committee based on management’s evaluation of an individual’s ability to significantly affect A. H. Belo’s results. LTCI compensation is granted outside of the ICP.

Annual Cash Incentive Bonus Program

Overview.    Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive an annual cash incentive bonus based on financial performance objectives established in the annual financial plan approved by the Board of Directors or other management objectives (such as individual objectives) approved by the Board of Directors. The financial and individual objectives may vary from year to year and reflect the cyclical nature of A. H. Belo’s businesses due to fluctuating advertising demand and changes in media usage habits by consumers and advertisers, and other competitive conditions, including recruiting and retaining talent. All NEOs participate in the annual cash incentive bonus program.

Specific Program for 2016.    The Compensation Committee established a 2016 target bonus opportunity for the NEOs expressed as a percentage of base salary as follows: Mr. Moroney – 85%; Ms. Murray – 40%; Mr. Moise – 55%; Ms. Larkin – 35%; and Mr. O’Hara – 35%. The 2016 target bonus percentages for the NEOs remain unchanged from 2015. In setting the target bonus award opportunities for NEOs, the Committee took into account both pay-for-performance and retention considerations and used survey data provided by Mercer as a market guide.

In order to calculate achievement under the ICP with respect to 2016 incentive bonuses for Mr. Moroney, Ms. Murray, Mr. Moise, Ms. Larkin, and Mr. O’Hara, the Compensation Committee selected Publishing, Marketing Services, and consolidated Company EBITDA, and Publishing and Marketing Services revenue as the financial performance measures, and individual objectives, both financial and non-financial, as a performance measure. Beginning in 2016, payouts of any bonuses to the executive officers under the annual cash incentive program required the Company’s overall achievement of at least 70% of target consolidated EBITDA. Each NEO was eligible to receive an annual cash incentive bonus based 50% on financial performance objectives and 50% on individual objectives. For all NEOs, the weighting given to the financial performance measures was 20% against consolidated Company EBITDA, 20% against Publishing EBITDA, 20% against Marketing Services EBITDA, 20% against Publishing revenue, and 20%

against Marketing Services revenue. For bonus calculation purposes, the Company defines EBITDA as earnings before interest, taxes, depreciation and amortization, with impairment expense, net investment-related gains or losses, and other income and expense added back, and with certain other adjustments which are described under “— Financial Performance Goals and Results for 2016” below.

For the consolidated Company, Publishing, and Marketing Services EBITDA financial performance metrics, the threshold, target and maximum performance ranges were 85%, 100%, and 115%, respectively, and the threshold, target and maximum bonus payout ranges were 10%, 100%, and 200% respectively. Threshold, target and maximum performance and payout ranges for the Publishing and Marketing Services revenue components were 95%, 100%, and 105% respectively for performance and 10%, 100%, and 200% respectively for payout.

The Company believes that linking one-half of the bonus opportunity directly to financial performance, with an opportunity to earn a greater payout than target bonus amount if maximum financial performance is achieved, provides participants with significant motivation to achieve the Company’s financial objectives.

Individual objectives for all NEOs were comprised of performance metrics based on a point system allocated to each objective which included threshold, target and maximum performance and payout ranges for each objective of 50%, 100%, and 150%, respectively, with payments pro-rated for performance achievement between the three points. The Company believes that, given the transitional state of the newspaper industry and the unpredictability of core advertising revenues, which directly affect EBITDA and revenue, it is important to link one-half of the bonus opportunity to individual objectives that the NEOs can directly influence, and which have a positive qualitative and quantitative impact on the Company and increase retention.

Financial Performance Goals and Results for 2016.    The table below shows the financial performance goals for 2016 for each of the corresponding performance levels (threshold, target and maximum) and our actual financial performance results for 2016. Actual EBITDA results shown in the table below include adjustments for items that are excluded for purposes of bonus calculation, as management’s ability to control or influence such items is limited. The adjustments include variances above or below the levels set in the 2016 financial plan approved by the Board of Directors for share-based compensation expense, newsprint pricing, pension expense, workers’ compensation expense, severance costs, and bonus expense, as well as self-insured medical expense above or below actuarial projections and other miscellaneous one-time items.

Financial Metric	Threshold Level Goals As % of Target (10% Funding)	Target Level Goals (100% Funding)	Maximum Level Goals As % of Target (200% Funding)	Actual Results (as adjusted)
	(In thousands)
Consolidated Company EBITDA	$13,601	$16,001	$18,401	$15,721
Publishing EBITDA	$19,055	$22,418	$25,781	$22,275
Marketing Services EBITDA	$6,932	$8,155	$9,378	$7,448
Publishing Revenue	$209,192	$220,203	$231,213	$215,560
Marketing Services Revenue	$40,814	$42,962	$45,110	$44,424

The Consolidated Company, Publishing and Marketing Services EBITDA results (as adjusted) exceeded threshold level goals and resulted in an achievement of 98.3%, 99.4%, and 91.3% of target, respectively and as a result, the NEOs earned bonuses equal to 89.5%, 96.2%, and 48.0%, respectively, of their target Consolidated Company, Publishing, and Marketing Services EBITDA bonus amounts. Publishing and Marketing Services revenue exceeded threshold level goals and resulted in an achievement of 97.9% and 103.4% of target, respectively, and as a result the NEOs earned bonuses equal to 62.0% and 168.1% of their target revenue bonus amounts from Publishing and Marketing Services, respectively.

Total financial performance bonus amounts were: Mr. Moroney — $241,534; Ms. Murray — $56,831; Mr. Moise — $84,655; Ms. Larkin — $47,241; and Mr. O’Hara — $45,584.

Individual Objectives and Results for 2016.    In an industry that continues to experience significant challenges, the Company believes the use of individual objectives as a compensation tool increases retention and drives individual performance. For 2016, Mr. Moroney worked with each NEO to craft appropriate individual objectives, which were then reviewed by the Compensation Committee. These objectives are comprised of quantitative and qualitative objectives that are focused on strategic factors that create long-term shareholder value. Each objective has a performance metric based on a point system allocated to each objective which includes threshold, target, and maximum performance and payout ranges for each objective of 50%, 100%, and 150%, respectively, with payments pro-rated for performance achievement between the three points. Each specific individual objective may be weighted differently to better align with the Company’s business strategies. Performance against these individual objectives was evaluated by Mr. Moroney (other than for himself) and then reviewed and approved by the Compensation Committee. Mr. Moroney’s performance against his individual non-financial objectives is evaluated and approved by the Compensation Committee. A summary of each NEO’s performance against his or her individual non-financial objectives is described below.

Jim Moroney.    In 2016, Mr. Moroney executed the re-imagining project to develop a sustainably profitable business model for the publishing business; improved effectiveness of the senior executive team through redesign and alignment of the Company’s leadership structure; and improved performance and focus of the non-publishing, marketing services portfolio service businesses.

Katy Murray.    In 2016, Ms. Murray oversaw the business optimization and expense reduction process established in 2016; provided financial modeling and analysis support in the re-imagining project to develop a sustainable profitable business model for the publishing business; executed the project plan to move the Company’s headquarters in 2017; and completed the implementation and conversion of the Company’s financial system.

Grant Moise.    In 2016, Mr. Moise led the re-imagining project to develop a sustainable profitable business model for the publishing business; managed the continual integration of DMV Digital Holdings into the Company by alignment between sales departments; and streamlined duplicate product offerings across the Company to improve financial performance.

Chris Larkin.    In 2016, Ms. Larkin developed and adapted the Company’s legal cost structure to provide cost-effective services; provided legal support and guidance around the reimagining of the publishing business into a sustainable, profitable business model; and continued to streamline to Company’s contract processes and procedures to improve efficiency.

Mike O’Hara.    In 2016, Mr. O’Hara provided technical guidance for the reimagining of the publishing business and managed the implementation and upgrades to the Company’s financial, editorial, advertising and circulation systems; and executed on strategies to operationalize and provide cost-effective services in packaging and home delivery.

After reviewing the detailed results of each NEO’s performance against his or her individual objectives for 2016, the Compensation Committee allotted points for the performance of each objective by each NEO. The results of the total points earned by each NEO are listed in the table below.

Name	Threshold Level Points (50% Funding)	Target Level Points (100% Funding)	Maximum Level Points (150% Funding)	Actual Points
James M. Moroney III	50.0	100.0	150.0	109
Katy Murray	50.0	100.0	150.0	120
Grant S. Moise	50.0	100.0	150.0	124
Christine E. Larkin	50.0	100.0	150.0	104
Michael J. O’Hara	50.0	100.0	150.0	101

Total individual objectives bonus amounts were: Mr. Moroney — $277,950; Ms. Murray — $72,000; Mr. Moise — $110,825; Ms. Larkin — $51,870; and Mr. O’Hara — $48,606.

Summary of Annual Cash Incentive Bonus Payouts.    The following table shows the total annual cash incentive bonus award opportunity available to each NEO for 2016 for the combined individual objectives bonus and the financial performance bonus, and the total actual amount that each NEO achieved.

	2016 Target Award Opportunity		2016 Actual Award Paid (Dollar Amount)
Name	(% of Base Salary)	(Dollar Amount)
James M. Moroney III	85.00%	$510,000	$519,484
Katy Murray	40.00%	$120,000	$128,831
Grant S. Moise	55.00%	$178,750	$195,480
Christine E. Larkin	35.00%	$99,750	$99,111
Michael J. O’Hara	35.00%	$96,250	$94,190

Beginning in 2017, payouts of any bonuses to the executive officers under the annual cash incentive program will require the Company’s overall achievement of at least 70% of target consolidated EBITDA. The financial performance metrics will be weighted as follows: (i) 40% against publishing revenue and EBITDA, split 50% on revenue and 50% on EBITDA; (ii) 40% against marketing services and other revenue and EBITDA, split 50% on revenue and 50% on EBITDA; and (iii) 20% against consolidated EBITDA. Threshold, target and maximum performance and payout ranges for the revenue components are 95%, 100%, and 105%, respectively, for performance and 10%, 100%, and 200%, respectively, for payout. Threshold, target and maximum performance and payout ranges for the EBITDA components are 85%, 100%, and 115%, respectively, for performance and 10%, 100%, and 200%, respectively, for payout.

In 2017, individual objectives will continue to be based on a point system allocated to each objective which includes threshold, target and maximum performance and payout ranges for each objective of 50%, 100%, and 150%, respectively.

Long-Term Incentive Compensation

In developing long-term incentive compensation recommendations for 2016, the Compensation Committee’s primary focus was to balance dilution, cost and retention concerns. The Compensation Committee decided to continue granting 50% of the total long-term incentive compensation amount in the form of time-based RSUs under the ICP and 50% in the form of time-based cash outside of the ICP. This 50/50 LTEI compensation and LTCI compensation structure is intended to accomplish several objectives, including: (1) managing share usage and dilution to acceptable levels; (2) aligning the interests of executives with those of shareholders; (3) providing retention to key executives over a multi-year period; (4) enhancing the Company’s ability to recruit executives who can further diversify sources of revenue and grow EBITDA; and (5) ensuring that the total expense incurred is consistent with the value delivered to executives.

In order to determine appropriate long-term incentive compensation levels for the NEOs in 2016, the Compensation Committee reviewed general industry survey data for companies of a similar size and scope as A. H. Belo, a description of which can be found under “ — 2016 Compensation Program Overview,” and considered recommendations from senior management and its compensation consultant. The Compensation Committee also considered both executive and corporate performance, total cost, shareholder dilution, retention and recruiting with no specific goals or weightings assigned to such factors, when determining the size of the long-term incentive compensation grants.

LTEI Compensation for 2016.    Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive LTEI compensation. These awards are designed to offer competitive compensation that encourages the retention and motivation of key executives, and rewards them based upon market-driven results. The ICP provides the Compensation Committee with discretion to require performance-based standards to be met before grants vest. According to the ICP structure, the Compensation Committee determines each executive officer’s intended LTEI compensation value, then determines the allocation of the LTEI compensation award among three available types of equity instruments: time-based RSUs, stock options and performance-related RSUs. Time-based RSUs encourage executives to remain with the Company and to focus on its long-term success. Stock options encourage and reward stock price performance, thus aligning the executive’s interests with those of shareholders. Performance-related RSUs reward the achievement of A. H. Belo’s cumulative annual financial performance goals. Since the ultimate value of the LTEI compensation awards depend upon the performance of A. H. Belo common stock, the interests of the executive officers are aligned with the financial interests of A. H. Belo’s shareholders. For 2016, the Compensation Committee elected to award the full value of LTEI compensation in the form of time-based RSUs.

Each time-based RSU represents a contingent right to receive the value of one share of A. H. Belo Series A common stock. Time-based RSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash. Time-based RSUs granted in 2016 vest as follows: 40% on the third trading day following the annual earnings release date for the year ending December 31, 2016; and 30% each on the third trading day following the annual earnings release date for the years ending December 31, 2017 and 2018, provided that the executive remains employed through the vesting date.

The following table displays the grant date fair market value of the LTEIs granted in 2016.

	LTEI Award
Name	Number of Time-Based RSUs	Dollar Amount(1)
James M. Moroney III	85,227	$487,500
Katy Murray	13,111	$75,000
Grant S. Moise	8,741	$50,000
Christine E. Larkin	8,741	$50,000
Michael J. O’Hara	6,555	$37,500

(1)	LTEIs were awarded on March 3, 2016 for all NEOs

LTCI Compensation for 2016.    The LTCIs granted outside of the ICP in 2016 vested 50% on December 31, 2016 and the remaining 50% will vest on December 31, 2017. The following table displays the amounts of the LTCIs granted in 2016.

Name	LTCI Award
James M. Moroney III	$487,500
Katy Murray	$75,000
Grant S. Moise	$50,000
Christine E. Larkin	$50,000
Michael J. O’Hara	$37,500

2017 Executive Compensation Changes

Base Salaries.    Effective January 1, 2017, Mr. Moise received an increase in base salary in connection with his promotion to Executive Vice President/General Manager, The Dallas Morning News. In addition, the Compensation Committee approved 2017 base salary increases effective January 1, 2017 for Ms. Murray, Ms. Larkin and Mr. O’Hara. The named executive officers’ base salaries for 2017 are as follows:

Name	2016 Base Salary	2017 Base Salary	$ Increase
James M. Moroney III	$600,000	$600,000	—
Katy Murray	$300,000	$325,000	$25,000
Grant S. Moise	$325,000	$475,000	$150,000
Christine E. Larkin	$285,000	$300,000	$15,000
Michael J. O’Hara	$275,000	$300,000	$25,000

Cash Incentive Bonuses.    The 2017 annual cash incentive bonus opportunity for Mr. Moise was increased from 55% to 70% of his base salary effective January 1, 2017 in connection with his promotion to Executive Vice President/General Manager, The Dallas Morning News. The 2017 target bonus percentages for each of the Company’s other NEOs remain unchanged from 2016.

Long-Term Incentive Compensation.    In 2017, the Compensation Committee changed the amount and composition of long-term incentive compensation grants for Mr. Moise, Ms. Murray, Ms. Larkin, and Mr. O’Hara. Effective January 1, 2017, Mr. Moise received an increase from $55,000 to $100,000 in LTEI grant in connection with his promotion to Executive Vice President/General Manager, The Dallas Morning News. The 2017 LTEIs granted for each of the Company’s other NEOs remain unchanged from 2016. For the 2017 executive compensation program, 33% of these four executives’ total long-term incentive compensation will be in the form of time-based RSUs under the ICP (“LTEI”) and 67% in the form of time-based cash outside of the ICP (“LTCI”). Mr. Moroney will continue to be granted 50% of the total long-term incentive compensation amount in the form of time-based RSUs under the ICP and 50% in the form of time-based cash outside of the ICP. This LTEI compensation and LTCI compensation structure is intended to accomplish several objectives, including: (1) managing share usage and dilution to acceptable levels; (2) aligning the interests of executives with those of shareholders; (3) providing retention to key executives over a multi-year period; (4) enhancing the Company’s ability to recruit executives who can further diversify sources of revenue and grow EBITDA; and (5) ensuring that the total expense incurred is consistent with the value delivered to executives. In 2017, the Compensation Committee changed the amount of LTCI’s granted to Ms. Murray, Mr. Moise, Ms. Larkin, and Mr. O’Hara. The following table sets forth the LTCI changes for 2017:

Name	2016 LTCI	2017 LTCI	$ Increase
James M. Moroney III	$487,500	$487,500	—
Katy Murray	$75,000	$150,000	$75,000
Grant S. Moise	$50,000	$200,000	$150,000
Christine E. Larkin	$50,000	$100,000	$50,000
Michael J. O’Hara	$37,500	$75,000	$37,500

Retirement Benefits

Prior to the 2008 spin-off, Belo Corp. offered pension benefits to eligible employees through The G. B. Dealey Retirement Pension Plan (the “Belo Plan”). In March 2007, Belo Corp. froze the Belo Plan and all affected employees were provided with transition benefits. At the time of the spin-off, Belo Corp. remained the sole sponsor and administrator of the Belo Plan for all of its approximately 9,300 participants, and A. H. Belo agreed to share investment oversight responsibilities with Belo Corp. and to reimburse Belo Corp. for 60 percent of each contribution Belo Corp. made to the Belo Plan.

The Company and Belo Corp. split the Belo Plan effective January 1, 2011. Under the agreement, benefit assets and liabilities allocable to the approximately 5,100 then current and former employee participants of A. H. Belo and its newspaper businesses were transferred to two new defined benefit pension plans created, sponsored and managed by or on behalf of A. H. Belo (the “A. H. Belo Plans”). Benefits under the A. H. Belo Plans remain frozen, and A. H. Belo is now solely responsible for contributions to the A. H. Belo Plans. The split of the Belo Plan does not change the amount of the benefits any participant has accrued or is currently receiving. As of December 31, 2016, there were approximately 2,230 current and former employee participants in the A. H. Belo Plans.

In conjunction with the freeze of the Belo Plan in 2007, A. H. Belo adopted two separate defined contribution plans, the A. H. Belo Pension Transition Supplement Plan (the “PTS Plan”) and the A. H. Belo Pension Transition Supplement Restoration Plan (the “PTS Restoration Plan”) at the time of the spin-off which were designed to provide supplemental retirement benefits over a five-year period for all A. H. Belo employees who were participants in the Belo Plan, including Jim Moroney and Robert Decherd. The PTS Plan was an account-balance plan intended to qualify under the provisions of Section 401(a) of the Code. The PTS Restoration Plan was a non-qualified plan intended to cover any transition supplement payments that exceed IRS limits to all qualified plan accounts. The Restoration Plan was terminated on August 1, 2016, and account balances were distributed to participants.    On July 1, 2013, the PTS Plan was merged with the A. H. Belo Savings Plan. For additional discussion of the PTS Plan and the PTS Restoration Plan, see “ — Post-Employment Benefits.”

Employment Agreements

In connection with the Company’s offer of employment to Mike Wilson, the Company executed a letter agreement pursuant to which the Company agreed to provide Mr. Wilson with certain benefits upon the termination of his employment for any reason other than cause prior to March 1, 2018. Under the terms of the letter agreement, Mr. Wilson is eligible to receive upon his departure as part of the Severance Plan: (1) a cash severance payment equal to 16 weeks of base salary and (2) payment of the cost of Mr. Wilson’s COBRA health insurance continuation coverage for a period of 6 months after his departure date. In addition, pursuant to the letter agreement, the Company will enter into a consulting agreement with Mr. Wilson for a five-month term, at a weekly rate equal to his then-current annual base salary divided by 52. Effective March 2, 2017, Mr. Timothy Storer was elected as a senior vice president and joined the Company’s Management Committee. In connection with this appointment, the Company entered into a five-year employment agreement with Mr. Storer. The Company does not have any other individual employment agreements with any of its other current executive officers.

Change in Control and Severance Benefits

The Compensation Committee believes that severance and change of control benefits are necessary in order to attract and retain the caliber of executives A. H. Belo needs in its most senior positions. These benefits are particularly important in an industry undergoing significant restructuring, providing for continuity of senior management and helping executives focus on business results, cost management and strategic initiatives.

CIC Plan

No changes were made to the A. H. Belo Corporation Change In Control Severance Plan (the “CIC Plan”) in 2016. Additional information regarding the levels of payments and benefits available upon termination of employment in connection with a change in control, including a definition of key terms and quantifications of benefits that would have been received by our NEOs had termination occurred on December 31, 2016, is found under “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2016.”

Severance Plan

The Company continues to maintain the A. H. Belo Severance Plan (the “Severance Plan”), which provides for severance payments for both officers and non-officer employees of A. H. Belo and its subsidiary companies in the event of termination of employment due to general involuntary separations including, but not limited to, reduction-in-force and cost re-engineering actions. Under the Severance Plan, any NEO, as well as each vice president-level and above employee, who is terminated due to such an action is eligible for a lump sum severance payment plus a certain amount of ongoing benefits coverage. No changes (other than the addition of a participating subsidiary employer) were made to this plan in 2016. For additional discussion, see “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2016.”

Tax Treatment

The Company reviews and considers the deductibility under Section 162(m) of the Code of compensation paid to the CEO and the other three most highly paid executives (excluding the CFO). Section 162(m) generally allows a deduction only if such compensation is less than $1 million or is performance-based. The applicable awards granted under the ICP are intended to qualify as performance-based compensation and typically are fully tax-deductible for the Company, except for time-based RSUs and LTCIs. However, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of compensation discussed in this proxy statement will in fact be deductible by the Company. The Company intends to continue seeking a tax deduction to the extent possible for all executive compensation, as long as the Company determines that doing so is in the best interests of A. H. Belo and its shareholders.

Compensation Committee Report

In accordance with its written charter adopted by our Board of Directors, the Compensation Committee has oversight of the Company’s overall compensation structure, policies and programs. In exercising its oversight responsibility, the Compensation Committee has retained a compensation consultant to advise the committee regarding market and general compensation trends.

The Compensation Committee, after consultation with its compensation consultant, has reviewed and discussed the CD&A with management, which has the responsibility for preparing the CD&A. Based upon this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

COMPENSATION COMMITTEE

Ronald D. McCray, Chairman

John A. Beckert

Louis E. Caldera

Tyree B. (Ty) Miller

John P. Puerner

Nicole G. Small

Summary Compensation Table

The following information summarizes annual and long-term compensation awarded to, earned by or paid to A. H. Belo’s principal executive officer, principal financial officer, and its three other most highly-paid executive officers for services in all capacities to A. H. Belo for the years ended December 31, 2016, 2015 and 2014, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
James M. Moroney III	2016	$600,000	$487,500	$487,498	$519,484	$—	$43,067	$2,137,549
Chairman of the Board, President and Chief Executive Officer	2015	$600,000	$487,500	$487,493	$212,007	$—	$236,880	$2,023,880
	2014	$600,000	$405,189	$487,495	$368,276	$227,007	$169,161	$2,257,128
Katy Murray	2016	$300,000	$65,753	$74,995	$128,831	$—	$4,675	$574,254
Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary	2015	$216,923	$28,253	$56,503	$57,643	$—	$1,929	$361,251
Grant S. Moise	2016	$325,000	$50,000	$49,999	$195,480	$—	$7,917	$628,396
Executive Vice President/ General Manager, The Dallas Morning News(7)	2015	$325,000	$47,706	$49,998	$178,750	$—	$26,835	$628,288
	2014	$315.096	$76,753	$45,391	$104,458	$—	$19,825	$561,523
Christine E. Larkin	2016	$285,000	$50,000	$49,999	$99,111	$—	$7,701	$491,811
Senior Vice President/General Counsel and Secretary	2015	$279,808	$50,000	$49,998	$64,963	$—	$29,089	$473,857
Michael J. O’Hara	2016	$275,000	$37,500	$37,495	$94,190	$—	$7,047	$451,232
Senior Vice President/ Chief Information Officer	2015	$270,846	$37,500	$37,498	$57,750	$—	$29,326	$432,920

(1)

The amounts in column (c) for 2014 reflect changes in base compensation that were effective for Mr. Moise in May 2014. The amounts in column (c) for 2015 reflect changes in base compensation that were effective for Ms. Larkin and Mr. O’Hara in March 2015.

(2)

In 2014, 2015, and 2016, LTCIs were granted outside of the ICP. Fifty percent of the LTCIs granted in each of 2015 and 2016 vested in 2016 and are represented in column (d). For further discussion see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.” In 2014, the amounts in column (d) for Mr. Moise represent quarterly sales commissions earned in the first quarter of 2014, in addition to his LTICs.

(3)	The amounts in column (e) reflect the aggregate grant date fair value of time-based RSU awards made in 2014, 2015, and 2016. There were no option awards in 2014, 2015, or 2016.

Fair value estimates are based on the following closing market price of A. H. Belo Series A common stock for 2014, 2015, and 2016 on the grant date:

RSU Grant Date	Market Price
March 6, 2014	$12.07
May 15, 2014*	$11.32
March 5, 2015	$8.79
April 1, 2015**	$8.28
March 3, 2016	$5.72

*

Granted to Mr. Moise in connection with his compensation increase to reflect his important role in the Company’s efforts to diversify revenue streams, explore acquisition opportunities, and grow marketing services revenue.

**	Granted to Ms. Murray when she joined the Company in April 2015 as senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary.

(4)

The amounts in column (g) for 2014 were paid by A. H. Belo in February 2015 in respect of 2014 performance relative to 2014 financial performance targets and goals, and individual non-financial objectives. For 2015, amounts were paid by A. H. Belo in February 2016 in respect of 2015 performance relative to 2015 financial performance targets and goals, and individual non-financial objectives. For 2016, amounts were paid by A. H. Belo in February 2017 in respect of 2016 performance relative to 2016 financial performance targets and goals, and individual non-financial objectives.

(5)

For Mr. Moroney, the amounts indicated in column (h) represent the change in pension value and earnings on non-qualified deferred compensation for the years ended December 31, 2014, 2015 and 2016. Mr. Moroney received a lump sum distribution of his pension plan balance in December 2015, and no amounts are recorded in 2016 for changes in pension value. In addition, the PTS Restoration Plan was terminated in August 2016, and Mr. Moroney received a lump sum distribution of his plan balance in the amount of $11,572. Ms. Murray, Mr. Moise, Ms. Larkin and Mr. O’Hara do not participate in a pension plan; therefore, no amounts are reported in column (h) for them. In 2014, the combined value of the change in pension value and earnings on non-qualified deferred compensation increased by $227,584 for Mr. Moroney. In 2014, pension value increased by $227,007 for Mr. Moroney. For 2014, earnings from non-qualified deferred compensation were $577 for Mr. Moroney. In 2015, the combined value of the change in pension value and earnings on non-qualified deferred compensation was less than zero for Mr. Moroney, and zero was entered into this column. In 2015, pension value decreased by $969,640 for Mr. Moroney. In 2015, earnings from non-qualified deferred compensation were less than zero and zero was entered into this column for Mr. Moroney. For further discussion, see “— Post-Employment Benefits — Non-Qualified Deferred Compensation for 2016.”

(6)

A. H. Belo contributed the following amounts to the A. H. Belo Savings Plan and Health Savings Plan, and paid dividend equivalents on time-based RSUs as follows, which amounts are included in column (i):

Name	Year	A. H. Belo Savings Plan Contribution	Dividend Equivalents	Health Savings Account
James M. Moroney III	2016	$3,975	$39,092	$—
	2015	$3,975	$231,905	$1,000
	2014	$3,900	$164,261	$1,000
Katy Murray	2016	$—	$4,675	$—
	2015	$—	$1,638	$292
Grant S. Moise	2016	$3,975	$3,942	$—
	2015	$4,629	$21,205	$1,000
	2014	$3,900	$14,925	$1,000
Christine E. Larkin	2016	$3,605	$4,096	$—
	2015	$3,609	$25,480	$—
Michael J. O’Hara	2016	$3,975	$3,072	$—
	2015	$3,975	$24,351	$1,000

In 2014, dividend equivalents were paid in the first, second, third, and fourth quarters for which shares had not yet been issued at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $1.50 per RSU was paid in the third quarter of 2014. In 2015, dividend equivalents were paid in the first, second, third and fourth quarters for which shares had not yet been issued at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $2.25 per RSU was paid in the first quarter of 2015. In 2016, dividend equivalents were paid in the first, second, third, and fourth quarters for which shares had not yet been issued at a rate of $0.08 per RSU.

The total value of executive perquisites and personal benefits paid by A. H. Belo in 2014, 2015, and 2016 did not exceed $10,000 for any of the NEOs.

(7)

Mr. Moise was promoted, effective January 1, 2017, to Executive Vice President/General Manager, The Dallas Morning News. During 2016, Mr. Moise served as Senior Vice President/Business Development & Niche Products.

Grants of Plan-Based Awards in 2016

The following table summarizes cash and equity based awards that were granted under the ICP during 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						All Other Stock Awards: Number of Shares of Stock or Units #(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
(a)	(b)	(c)		(d)		(e)		(i)	(l)
James M. Moroney III	3/3/2016 3/3/2016 3/3/2016	$ $ $	25,500 127,500 —	$ $ $	255,000 255,000 —	$ $ $	510,000 382,500 —	— — 85,227	$ $ $	— — 487,498
Katy Murray	3/3/2016 3/3/2016 3/3/2016	$ $ $	6,000 30,000 —	$ $ $	60,000 60,000 —	$ $ $	120,000 90,000 —	— — 13,111	$ $ $	— — 74,995
Grant S. Moise	3/3/2016 3/3/2016 3/3/2016	$ $ $	8,940 44,688 —	$ $ $	89,375 89,375 —	$ $ $	178,750 134,063 —	— 8,741	$ $ $	— — 49,999
Christine E. Larkin	3/3/2016 3/3/2016 3/3/2016	$ $ $	4,990 24,938 —	$ $ $	49,875 49,875 —	$ $ $	99,750 74,813 —	— — 8,741	$ $ $	— — 49,999
Michael J. O’Hara	3/3/2016 3/3/2016 3/3/2016	$ $ $	4,815 24,063 —	$ $ $	48,125 48,125 —	$ $ $	96,250 72,188 —	— — 6,555	$ $ $	— — 37,495

(1)

The Compensation Committee established 2016 target bonus opportunities expressed as a percentage of base salary for each of the NEOs as follows: Mr. Moroney, 85%; Ms. Murray, 40%; Mr. Moise, 55%; Ms. Larkin, 35%; and Mr. O’Hara, 35%. In 2016, bonus opportunities were linked directly to the achievement of financial performance measures and individual performance objectives. The weighting given to these factors was 50% for financial performance objectives and 50% for individual objectives. See “— Compensation Discussion and Analysis — Incentive Programs — Annual Cash Incentive Bonus Program.” The first row in columns (c), (d) and (e) for each NEO relates to bonus opportunities that are based upon Publishing, Marketing Services and consolidated Company EBITDA and Publishing and Marketing Services revenue. The second row in columns (c), (d), and (e) for each NEO relates to bonus opportunities that were based upon individual objectives.

(2)

The NEOs were awarded one-half of their long-term incentive compensation in the form of time-based RSUs that are reflected in column (i). No stock option awards were made under the ICP in 2016. For additional discussion, see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.” These time-based RSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash, and vest as follows: 40% vested on March 8, 2017, and the remainder of the awards vest 30% on the third trading day following each annual earnings release date for the years ending December 31, 2017 and 2018, provided that the executive remains employed through the vesting date.

(3)

The fair value estimates do not include any adjustments for risk of forfeiture. The fair value of the time-based RSUs awarded March 3, 2016 in column (l) is based on the closing market price for a share of A. H. Belo Series A common stock on that date, which was $5.72.

Equity Holdings and Value Realization

The following table contains information on all A. H. Belo equity awards that were outstanding as of December 31, 2016. There are no outstanding option awards held by NEOs.

Outstanding A. H. Belo Equity Awards at Fiscal Year-End 2016
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(g)	(h)
James M. Moroney III	85,227	$541,191
	33,276	$211,303
	12,118	$76,949
Katy Murray	13,111	$83,255
	4,095	$26,003
Grant S. Moise	8,741	$55,505
	3,413	$21,673
	210	$1,334
	933	$5,925
Christine E. Larkin	8,741	$55,505
	3,413	$21,673
	1,244	$7,899
Michael J. O’Hara	6,555	$41,624
	2,560	$16,256
	933	$5,925

(1)

The amounts in column (g) reflect unvested time-based RSUs that, subject to retirement eligibility, remain subject to additional vesting requirements that depend upon the executive’s continued employment with the Company. The form of RSU provides for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or greater with three years of service). Currently, Mr. Moroney and Ms. Larkin meet these criteria.

Vesting and scheduled vesting of all outstanding A. H. Belo RSU awards for each of the NEOs is as follows:

Vesting Date	Award Type	James M. Moroney III	Katy Murray	Grant S. Moise	Christine E. Larkin	Michael J. O’Hara
March 8, 2017	Time-based RSU	62,846	7,291	6,345	6,446	4,834
March 1, 2018*	Time-based RSU	73,406	10,781	10,729	7,529	5,647
March 1, 2019*	Time-based RSU	48,969	7,534	7,423	5,023	3,767
March 1, 2020*	Time-based RSU	23,400	3,600	4,800	2,400	1,800

*

March 1 is used as a projected vesting date for purposes of 2018, 2019, and 2020. Actual vesting date is the third trading day after the earnings release date for A. H. Belo for the previous year ending December 31.

(2)

The fair market value at year-end for outstanding awards still subject to vesting is based on the closing market price of a share of A. H. Belo Series A common stock for the year ended December 31, 2016 of $6.35.

Option Exercises and Stock Vested in 2016

The following table presents information on amounts realized from A. H. Belo option exercises and stock awards vesting during 2016.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2)(e)
James M. Moroney III	60,000	$183,000	51,388	$303,189
Katy Murray	—	—	2,729	$16,101
Grant S. Moise	—	—	4,831	$28,503
Christine E. Larkin	—	—	6,348	$37,453
Michael J. O’Hara	—	—	4,760	$28,084

(1)

The value realized upon the exercise of stock option awards is equal to the difference between the market value of A. H. Belo Series A common stock at the time of exercise and the stock option exercise price, multiplied by the number of shares acquired upon exercise of the stock option. Mr. Moroney exercised stock options on June 6, 2016. The closing stock price on June 6, 2016 was $5.10.

(2)

The value realized upon vesting of these time-based RSUs is equal to the number of units vesting multiplied by the closing market price of a share of A. H. Belo Series A common stock on the vesting date. The vested stock award represents the March 7, 2013, September 11, 2013, March 6, 2014, March 5, 2015, and March 3, 2016 time-based RSU awards which vested on March 9, 2016, at a price of $5.90.

Post-Employment Benefits

Defined Benefit Pension Plan

In connection with the spin-off of A. H. Belo from Belo Corp. in February 2008, A. H. Belo and Belo Corp. entered into a Pension Plan Transfer Agreement in October 2010 that split into separately sponsored plans the defined benefit pension plan that Belo Corp. had offered to certain employees. The split was effective January 1, 2011. As a result, A. H. Belo now sponsors two pension plans, the A. H. Belo Pension Plan I and the A. H. Belo Pension Plan II (the “A. H. Belo Plans”), for A. H. Belo participants and is solely responsible for managing and funding future contributions to such plans. The split of the Belo Plan did not change the amount of the benefits any participant has accrued or is currently receiving.

Pension Transition Benefits

In connection with the spin-off from Belo Corp. on February 8, 2008, A. H. Belo adopted the PTS Plan and the PTS Restoration Plan, which were designed to provide those employees who previously participated in the Belo Plan and were affected by the freeze of the Belo Plan in 2007, a supplemental benefit over a five-year period to replace a portion of the pension benefit they would have earned had the Belo Plan not been frozen. In 2013, the PTS Plan was merged with the A. H. Belo Savings Plan.

Mr. Moroney is the only NEO for whom amounts have been credited under the PTS Restoration Plan. After 2013, no further contributions to the PTS Restoration Plan have been made. Mr. Moroney’s aggregate earnings in the year ending December 31, 2016 under the PTS Restoration Plan are as follows:

Non-Qualified Deferred Compensation for 2016
Name	Registrant Contributions in Last FYE ($)	Aggregate Earnings in Last FYE ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last FYE ($)
(a)	(c)	(d)	(e)	(f)
James M. Moroney III	$ —	$—	$$11,572	$—

(1)	Effective August 1, 2016, the PTS Restoration Plan was terminated, and Mr. Moroney received a lump sum distribution of his account balance reflected in column (e).

Change in Control Arrangements and Other Agreements Upon Termination of Employment

The following descriptions reflect the amount of compensation that would have become payable to each of the NEOs under existing arrangements if there had been a change in control or the NEO’s employment had terminated on December 31, 2016, given the NEO’s compensation and service levels at A. H. Belo as of such date and, if applicable, based on A. H. Belo’s closing stock price on that date. As used in this section, termination means the termination of a NEO’s employment with the Company due to death, disability or retirement at or after age 55 with at least three years of service or involuntary termination without cause. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including then-exercisable stock options, and benefits available generally to salaried employees.

At December 31, 2016, the Company did not have individual written agreements with any of the NEOs that would provide guaranteed payments or benefits in the event of a termination of employment or a change in control. The actual amounts that would be paid upon a NEO’s termination of employment or a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the table that follows. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

At December 31, 2016, the Company had an individual employment agreement with one of its executive officers: Michael J. Wilson, Editor, The Dallas Morning News. Mr. Wilson’s employment arrangements provide for certain guaranteed payments and benefits in the event of a termination of employment or change in control prior to March 1, 2018. Mr. Wilson, under the terms of his agreement, is eligible to receive upon his departure as part of the Company’s Severance Plan (1) a cash severance payment equal to 16 weeks of base salary, and (2) the payment of the cost of Mr. Wilson’s COBRA health insurance continuation coverage for a period of six months after his departure. In addition, pursuant to the agreement, the Company will enter into a transition consulting agreement for a five-month term, at a weekly rate equal to his then-current base salary divided by 52 weeks.

The actual amounts that would be paid to all other NEO’s upon termination of employment or a change in control can only be determined at the time of such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the table that follows. Factors that could affect these amounts include the timing during the year of such event, the Company’s stock price, the level of financial performance as of the date of such event, and whether executive is of retirement age.

Severance Plan

The Severance Plan, an employee welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, provides severance benefits to eligible employees, including the NEOs, following involuntary terminations of employment by the Company, including, but not limited to, reduction-in-force and re-engineering actions. The severance benefit provided under the Severance Plan for participants at or above the level of vice president is an amount equal to 1.0 week of base pay multiplied by the number of years of service, subject to a minimum benefit of 16 weeks of pay, plus six months of COBRA premiums. Severance benefits are paid in a lump sum following termination of employment and upon the execution of a release. Outplacement services also may be provided. In the event of an involuntary termination of employment by the Company, all unvested option and RSU awards are forfeited immediately and all vested options remain exercisable for one year from the date of termination.

CIC Plan Change in Control Benefits

Under the CIC Plan, each designated executive is eligible for certain payments upon a change in control. The circumstances that would result in a change in control under the CIC Plan include: (1) the acquisition by a person or group of 30 percent or more of the combined voting power of the Company’s voting securities (excluding voting securities held by Mr. Decherd and voting securities held by any entity over which Mr. Decherd has sole or shared voting power); (2) certain changes in the membership of the Company’s Board of Directors that are not approved by the incumbent directors; (3) consummation of a business combination or sale of substantially all of the Company’s assets, unless immediately following such transaction the beneficial owners of shares of A. H. Belo’s common stock and other securities eligible to vote immediately prior to the transaction beneficially own more than 60 percent of the combined voting power of the voting securities of the continuing company resulting from such transaction; or (4) approval by A. H. Belo shareholders of a plan of liquidation or dissolution. In connection with any actual termination of employment, change in control or otherwise, A. H. Belo may determine to enter into or amend other agreements or arrangements that provide additional or alternative benefits that would be payable as a result of such events, as the Compensation Committee or Board determines appropriate.

The amounts presented in the table below with respect to change in control payments are based upon the terms of the CIC Plan had there been a termination of employment in connection with a change in control on December 31, 2016.

ICP Change in Control Benefits

Compensation and benefits of all plan participants, which include A. H. Belo’s executive officers, under the Company’s ICP may also be affected by a change in control of A. H. Belo. Generally under the ICP, a change in control event means the first of the following to occur, unless the A. H. Belo Board of Directors has adopted a resolution stipulating that such event will not constitute a change in control for purposes of the ICP:

•	specified changes in the majority composition of A. H. Belo’s Board;

•	specified mergers or sales or dispositions of all or substantially all of A. H. Belo’s assets;

•	shareholder approval of a plan of complete liquidation or dissolution of A. H. Belo; or

•	acquisition of more than 30 percent of the combined voting power of A. H. Belo common stock.

Following a change in control of A. H. Belo, ICP bonuses are paid in full at the higher of target or forecasted full-year results in the year of the change in control; stock options held by ICP participants become fully-vested and are immediately exercisable; time-based RSUs vest and are payable in full immediately; and performance-related RSUs vest at the higher of target or forecasted full-year results in the year of the change in control; and all vested units are payable in full immediately.

The approximate value of the severance benefits available to each of the NEOs, if there had been a termination of employment (as defined) due to death, disability or retirement, involuntary termination without cause, or had there been a termination of employment in connection with a change in control (as defined), on December 31, 2016, under the ICP, the Severance Plan or the CIC Plan, would have been as follows, based on a closing market price of $6.35 per share for A. H. Belo’s Series A common stock for the year ended December 31, 2016:

Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2016
Name and Description of Benefit	Termination/ Severance Plan	Termination/ Change in Control	Death, Disability or Retirement After Age 55 with Three Years Service
(a)	(b)	(c)	(d)
James M. Moroney III
Non-equity incentives(1)	$—	$510,000	$—
Time-based RSUs(2)	$829,443	$829,443	$829,443
LTCIs(2)	$243,750	$243,750	$243,750
CIC Plan payments(3)	$—	$2,813,487	$—
Severance Plan Payment	$449,828	$—	$—

Total	$1,523,021	$4,396,680	$1,073,193
Katy Murray
Non-equity incentives(1)	$—	$120,000	$—
Time-based RSUs(2)	$109,258	$109,258	$109,258
LTCIs(2)	$37,500	$37,500	$37,500
CIC Plan payments(3)	$—	$895,297	$—
Severance Plan Payment	$95,384	$—	$—

Total	$242,142	$1,162,055	$143,758
Grant S. Moise
Non-equity incentives(1)	$—	$178,750	$—
Time-based RSUs(2)	$84,436	$84,436	$84,436
LTCIs(2)	$25,000	$25,000	$25,000
CIC Plan payments(3)	$—	$1,017,909	$—
Severance Plan Payment	$109,842	$—	$—

Total	$219,278	$1,306,095	$109,436
Christine E. Larkin
Non-equity incentives(1)	$—	$99,750	$—
Time-based RSUs(2)	$85,077	$85,077	$85,077
LTCIs(2)	$25,000	$25,000	$25,000
CIC Plan payments(3)	$—	$707,701	$—
Severance Plan Payment	$88,569	$—	$—

Total	$198,646	$917,528	$110,077
Michael J. O’Hara
Non-equity incentives(1)	$—	$96,250	$—
Time-based RSUs(2)	$63,805	$63,805	$63,805
LTCIs(2)	$18,750	$18,750	$18,750
CIC Plan payments(3)	$—	$714,644	$—
Severance Plan Payment	$94,458	$—	$—

Total	$177,013	$893,449	$82,555

(1)

In the event of a change in control, short-term, non-equity incentives (cash incentive bonuses) are paid in a lump sum to each executive at the higher of target or actual financial performance based on current full-year forecasted results (taking into consideration actual financial performance to date). The amounts in column (c) reflect the target bonus for each NEO. Cash bonuses are not automatically paid for executives terminating under other circumstances.

(2)

Generally, all unvested LTEIs and LTCIs are forfeited immediately in the event an executive is terminated with or without cause or voluntarily resigns; however, the Compensation Committee retains discretion to accelerate the vesting of these awards in the case of involuntary severance without cause. In the event of a change in control or an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all LTEIs and LTCIs are accelerated and payment is made as soon as practicable but no earlier than allowable under Section 409A of the Code.

(3)

As of December 31, 2016, a multiple of 2.0 would have applied to the Chief Executive Officer and a multiple of 1.5 would have applied to each of the other NEO’s payments under the CIC Plan had a termination of employment in connection with a change in control occurred. This multiple is used to determine the total cash payment to be awarded to each executive, and is applied to the sum of the following components: (1) base salary in effect at the time of the change in control; (2) higher of the current target bonus in effect prior to the change in control or the average of the last three years’ bonus payments; (3) employer-provided contributions to the A. H. Belo Savings Plan for the current year; and (4) employer cost of medical and dental benefits in excess of employee premiums. In addition to this change in control amount, the employee is also eligible for outplacement services valued at no more than $25,000, plus reimbursement for any legal fees incurred to enforce the participant’s rights under the plan. For each executive, the assumptions for outplacement costs and legal fees in the table above were $25,000 and $0, respectively. To the extent the cash payment and the value related to the acceleration of vesting for outstanding equity awards exceeds three times the employee’s average taxable compensation earned during the five years preceding the year of the change in control, excise taxes will be assessed. For each of the executives listed in the table above, a gross-up payment would not be necessary.

DIRECTOR COMPENSATION

Director Compensation for 2016

Non-employee directors receive compensation for their Board and committee service. Officers and employees of the Company who also serve as A. H. Belo directors (Mr. Moroney and Mr. Decherd) did not receive separate compensation for Board service. Beginning January 1, 2017, Mr. Decherd stepped down as Vice Chairman and became eligible in 2017 to receive compensation as a director. Based on recommendations from the Compensation Committee, the Board determines the amount of non-employee director compensation each year and designates the manner in which it is paid. An annual retainer is paid on the date of the Company’s annual meeting of shareholders for service through the date of the next annual meeting. Non-employee directors who are initially elected at a time other than at an annual meeting of shareholders receive a proportionate share of compensation relative to the service provided during an ordinary term of service. Vesting and payment dates for equity awards are adjusted to coincide with dates of awards relative to the previous award dates.

During 2016, non-employee directors on the A. H. Belo Board received an annual retainer package with a nominal value of $117,000. The annual retainer is for the 2016-2017 term of service beginning May 12, 2016, the date of the Company’s 2016 annual meeting of shareholders, through May 11, 2017, the date of the 2017 annual meeting of shareholders. One-half of the Board’s annual retainer was paid in cash and the remaining one-half was paid in the form of time-based RSUs for A. H. Belo Series A Common Stock. The number of time-based RSUs was determined based on the closing market price of A. H. Belo Series A common stock on the date of the award. Annual awards for 2016-2017 were made on May 12, 2016.

Directors’ time-based RSU awards vest on the date of the annual shareholders meeting approximately one year following the initial grant or on the next regularly scheduled shareholders meeting date for prorated awards made during a service period. Payment of vested time-based RSUs is made 60% in shares of A. H. Belo Series A common stock and 40% in cash. Payment will be made within 10 business days following the date of the annual shareholders meeting approximately three years following the initial grant. Directors who voluntarily resign or retire from A. H. Belo Board service prior to the vesting of time-based RSUs will receive a proportionate amount of the award based on actual service. Vesting is accelerated and payment is made immediately for time-based RSUs held by a director who becomes disabled or dies.

A. H. Belo directors who served as committee chairs in 2016 received an additional $10,000 in cash. The Company’s lead director received an additional $20,000 in cash. A. H. Belo reimburses directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings.

The following table sets forth compensation for each A. H. Belo non-employee director for service as a director during the year ended December 31, 2016:

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(g)(2)	(h)
John A. Beckert	$68,500	$58,500	$8,220	$135,220
Louis E. Caldera	$58,500	$58,500	$8,220	$125,220
Ronald D. McCray	$68,500	$58,500	$8,220	$135,220
Tyree B. Miller	$78,500	$58,500	$8,220	$145,220
John P. Puerner	$58,500	$58,500	$8,220	$125,220
Nicole G. Small	$58,500	$58,500	$8,220	$125,220

(1)	The amounts indicated in column (c) for stock awards are based on the grant date fair value of awards made May 12, 2016.

(2)

The amounts in column (g) reflect dividend equivalents with respect to RSUs paid in the first, second, third and fourth quarters of 2016 for which shares have not been issued at a rate of $0.08 per RSU.

Following are the time-based RSU holdings of each of A. H. Belo’s non-employee directors as of December 31, 2016:

Name	May 2014 Award Payable in May 2017	May 2015 Award Payable in May 2018	May 2016 Award Payable in May 2019

John A. Beckert	5,167	9,481	11,653
Louis E. Caldera	5,167	9,481	11,653
Ronald D. McCray	5,167	9,481	11,653
Tyree B. Miller	5,167	9,481	11,653
John P. Puerner	5,167	9,481	11,653
Nicole G. Small	5,167	9,481	11,653

Prior to 2010, A. H. Belo directors received a portion of their annual compensation in the form of stock options for the purchase of Series B common stock. The option exercise price is equal to the closing market price of Series A common stock on the date of grant. All director options have now vested and expire 10 years from the date of grant. Following are the stock option holdings of each of A. H. Belo’s non-employee directors as of December 31, 2016:

Name	Outstanding and Exercisable Stock Options

John A. Beckert	—
Louis E. Caldera	1,134
Ronald D. McCray	—
Tyree B. Miller	—
John P. Puerner	—
Nicole G. Small	—

CERTAIN RELATIONSHIPS

A. H. Belo has a written Code of Business Conduct and Ethics. One policy in the Code provides that all directors, officers and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” under the Code occurs when an individual’s private interest interferes or appears to interfere with A. H. Belo’s interest. The Code provides that the Audit Committee (or its designee) is generally responsible for enforcement of the Code relating to members of the Board of Directors; and the Company’s Management Committee (or its designee) is generally responsible for enforcement of the Code relating to officers and employees.

The Board has adopted a written related person transaction policy and procedures pursuant to which significant transactions involving the Company and related persons, as defined in Item 404(a) and accompanying instructions of SEC Regulation S-K, are subject to review by the Nominating and Corporate Governance Committee. Transactions subject to the policy are any transaction within the scope of Item 404(a) and accompanying instructions of the Regulation S-K, which are transactions exceeding $120,000 in which executive officers, directors or greater than 5% shareholders, or members of their immediate families, have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

During 2016, Robert Decherd served as Vice Chairman of the Board. He also serves as a Class III member of the Board. In connection with his retirement, effective September 11, 2013, as the Company’s Chairman, President and Chief Executive Officer and his appointment as Vice Chairman of the Board, Robert received base salary compensation of $300,000 and other compensation (dividend equivalents and a cell phone allowance) totaling $2,628 for 2016. Robert served as Vice Chairman until December 31, 2016, when he stepped down in that capacity. He will continue to serve as a member of the Board of Directors and, as of January 1, 2017, is entitled to receive director fees then in effect. On January 3, 2017, Robert received a prorated director fee totaling $42,171 for services as a member of the Board of Directors from January 1, 2017 through the May 11, 2017 annual meeting of shareholders. In addition, the Company will continue to provide Robert with an office and an executive assistant until his retirement as a director of the Company.

Robert Decherd and Jim Moroney, members of the Company’s Board of Directors, are second cousins.

The Company is not aware of any other related person transactions that would require disclosure.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2016 annual report to shareholders is being distributed with this proxy statement. Copies of our Annual Report on Form 10-K for the year ended December 31, 2016 may be obtained without charge upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222. Our Annual Report on Form 10-K is also available free of charge on www.ahbelo.com, along with our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

Householding Information

If you and others who share your mailing address own A. H. Belo common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one Notice or only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and mailing costs. If you hold shares through a bank or brokerage firm and would like to receive a separate copy of this proxy statement and the 2016 annual report, please contact the Investor Relations Department of A. H. Belo Corporation (P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222), and we will promptly send additional copies on request. In addition, if you wish in the future to receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please notify the brokerage firm, bank, broker-dealer or other similar organization where your shares are held.

How to Receive Future Proxy Statements and Annual Reports Online

You can elect to receive future A. H. Belo proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications when voting via the Internet at www.proxyvote.com. When prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account so that when future proxy statements and annual reports become available, you will receive an email notice instructing you on how to access them over the Internet.

SHAREHOLDER PROPOSALS FOR 2018 MEETING

In order to propose business for consideration or nominate persons for election to the A. H. Belo Board, a shareholder must comply with the advance notice provisions of our bylaws and all applicable SEC requirements. The bylaws provide that any such proposals or nominations must be submitted to and received by us between January 11, 2018 and February 10, 2018 in order to be considered at the 2018 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2018 annual meeting may do so by submitting the proposal to the attention of A. H. Belo’s Secretary by no later than November 28, 2017 and following the procedures described in the Company’s bylaws and SEC Rules 14a-8 and 14a-18.

GENERAL

At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

CHRISTINE E. LARKIN

Secretary

Dated: March 28, 2017

APPENDIX A

MAJORITY VOTING IN THE ELECTION OF DIRECTORS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s website at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to:

A. H. Belo Corporation

Attention: Secretary,

P. O. Box 224866

Dallas, Texas 75222-4866

(214) 977-8222.

Board Composition & Qualifications

Majority Voting in the Election of Directors; Director Resignation Policy

If a nominee for director who is an incumbent director does not receive the vote of at least a majority of the votes cast in an uncontested election at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. For purposes of this Corporate Governance Guideline, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her offer to resign.

A-1

APPENDIX B

INDEPENDENCE STANDARDS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s website at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to

A. H. Belo Corporation, Attention: Secretary,

P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222.

Board Composition & Qualifications

Independence

A majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these Guidelines to assist it in making determinations of a director’s independence.

Board Committees:

Number, Structure and Independence of Committees

The Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit and Compensation Committees must meet additional independence criteria described in Attachment A to these Guidelines, and directors who serve on the Audit Committee must be financially literate as determined by the Board.

Attachment A: Independence Standards

A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with A. H. Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with A. H. Belo. For purposes of these standards, “A. H. Belo” means A. H. Belo Corporation and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of A. H. Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of A. H. Belo;

3.

(a) neither the director nor a member of the director’s immediate family is a current partner of A. H. Belo’s outside auditing firm; (b) the director is not a current employee of A. H. Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of A. H. Belo’s outside auditing firm and personally works on A. H. Belo’s audit; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of A. H. Belo’s outside auditing firm and personally worked on A. H. Belo’s audit within that time;

4.

neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of A. H. Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.

neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation from A. H. Belo in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of A. H. Belo, and pension or other forms of deferred compensation for prior service;

B-1

6.

the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from A. H. Belo, or during any of the last three fiscal years has made payments to or received payments from A. H. Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.

the director is not an executive officer of a non-profit organization to which A. H. Belo makes or in the past three fiscal years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.

the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which A. H. Belo was indebted at the end of A. H. Belo’s last full fiscal year in an aggregate amount in excess of 2% of A. H. Belo’s total consolidated assets at the end of such fiscal year;

9.

the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that A. H. Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.

the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for A. H. Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that A. H. Belo proposes to have perform services during the current fiscal year.

The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in A. H. Belo’s annual proxy statement.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from A. H. Belo Corporation or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with A. H. Belo; or (2) is “an affiliated person” of A. H. Belo Corporation or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

In determining whether a director is considered independent for purposes of serving on the Compensation Committee, the Board must consider all factors relevant to determining whether the director has a relationship to A. H. Belo that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including: (1) the source of the director’s compensation, including any consulting, advisory or other compensatory fee from A. H. Belo; and (2) whether the director is affiliated with A. H. Belo, any of its subsidiaries, or an affiliate of any of its subsidiaries.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-2

EXHIBIT I

A. H. BELO

2017 INCENTIVE COMPENSATION PLAN

A. H. BELO

2017 INCENTIVE COMPENSATION PLAN

A. H. Belo Corporation, a Delaware corporation (“A. H. Belo”), establishes the A. H. Belo 2017 Incentive Compensation Plan (the “Plan”), effective as of March 2, 2017 the date on which the A. H. Belo Corporation Board of Directors approved this Plan (the “Effective Date”).

1.    Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by directors, executive officers and selected employees, and to provide them incentives to put forth maximum efforts for the success of A. H. Belo’s business, in order to serve the best interests of A. H. Belo and its shareholders.

2.    Term. The Plan will expire on the tenth anniversary of the Effective Date.

3.    Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

(a)    Appreciation Right means a right granted pursuant to Section 7.

(b)    Award means the award of an Incentive Compensation Plan Bonus; the grant of Appreciation Rights, Stock Options, Performance Shares or Performance Units; or the grant or sale of Restricted Shares or Restricted Stock Units.

(c)    Board means the Board of Directors of A. H. Belo.

(d)    Change in Control means the occurrence of any of the following:

(i)    individuals who, as of the Effective Date of the Plan, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the Effective Date of the Plan whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors will be considered as though such individual were an Incumbent Director, other than any such individual whose assumption of office after the Effective Date of the Plan occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), other than the Board;

(ii)    the consummation of (A) a merger, consolidation or similar form of corporate transaction involving the Company (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (I) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a

Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv)    any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (E) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of Section 3(d)(ii).

For purposes of applying the provisions of Section 3(d)(ii)(B)(2) and Section 3(d)(iv), neither Robert W. Decherd nor any Person holding voting securities of the Continuing Entity or Company Voting Securities, as applicable, over which Robert W. Decherd has sole or shared voting power will be considered to be the beneficial owner of 30% or more of such voting securities or Company Voting Securities.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.

(e)    Code means the Internal Revenue Code of 1986, as in effect from time to time.

(f)    Committee means the Compensation Committee of the Board and, to the extent the administration of the Plan has been assumed by the Board pursuant to Section 17, the Board.

(g)    Common Stock means the Series A Common Stock, par value $.01 per share, and the Series B Common Stock, par value $.01 per share, of A. H. Belo or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 14. Shares of Common Stock issued or transferred pursuant to the Plan will be shares of Series A Common Stock or Series B Common Stock, as determined by the Committee in its discretion. Notwithstanding the foregoing, the Committee will not authorize the issuance or transfer of Series B Common Stock if the Committee determines that such issuance or transfer would cause the Series A Common Stock to be excluded from trading in the principal market in which the Common Stock is then traded.

(h)    Date of Grant means (i) with respect to Participants, the date specified by the Committee on which an Award will become effective and (ii) with respect to Directors, the date specified in Section 12.

(i)    Director means a member of the Board who is not a regular full-time employee of A. H. Belo or any Subsidiary.

(j)    Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of A. H. Belo and need not be signed by a representative of A. H. Belo or a Participant or a Director.

(k)    Exchange Act means the Securities Exchange Act of 1934, as amended.

(l)    Grant Price means the price per share of Common Stock at which an Appreciation Right not granted in tandem with a Stock Option is granted.

(m)    Incentive Compensation Plan Bonus means an award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 11.

(n)    Management Objectives means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award. Depending on the Management Objectives, a performance goal (as described below) may be: (i) expressed on a corporate-wide basis (i.e., the performance of A. H. Belo), with respect to one or more Subsidiaries, business units, divisions, or business segments, or based on the individual performance of a Participant, or any combination thereof; (ii) expressed in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies; (iii) absolute or based on change in the designated performance criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) based on GAAP or non-GAAP calculations; or (v) any combination of the foregoing.

The achievement of the Management Objectives established by the Committee for any Performance Period will be determined without regard to the effect on such Management Objectives of any acquisition or disposition by A. H. Belo of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity and without regard to changes in applicable tax laws. The Committee shall establish the Management Objectives for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.

The Management Objectives applicable to any Award to a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) will be limited to specified levels of, growth in, or performance relative to performance standards set by the Compensation Committee relating to or peer company performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items):

(i)    earnings per share;

(ii)    earnings before interest, taxes, depreciation and amortization (EBITDA);

(iii)    net income;

(iv)    net operating profit;

(v)    revenue, including (but not limited to) the revenue received by A. H. Belo or its Subsidiaries based on one or more designated contracts, agreements or similar arrangements during a Performance Period;

(vi)    operating margins;

(vii)    share price;

(viii)    total shareholder return (measured as the total of the appreciation of and dividends declared on the Common Stock);

(ix)    return on invested capital;

(x)    return on shareholder equity;

(xi)    return on assets;

(xii)    working capital targets;

(xiii)    cost reduction;

(xiv)    debt reduction; and

(xv)    industry specific measures of audience or revenue share.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of A. H. Belo (other than an acquisition or disposition described in the first paragraph of this Section 3(n) or the manner in which A. H. Belo conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a Performance Period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement.

(o)    Market Value per Share means, at any date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal market in which the Common Stock is traded.

(p)    Option Price means the purchase price per share payable on exercise of a Stock Option.

(q)    Participant means a person who is selected by the Committee to receive benefits under the Plan and who is at that time (i) an executive officer or other key employee of A. H. Belo or any Subsidiary or (ii) a Director of A. H. Belo to whom an Award has been granted, provided that no Director is eligible to receive an Award of a Stock Option intended to qualify as an incentive stock option under Section 422 of the Code.

(r)    Performance Share means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 10.

(s)    Performance Period means, with respect to an Award, a period of time within which the Management Objectives relating to such Award are to be measured. The Performance Period for an Incentive Compensation Plan Bonus will be a period of 12 months, and, unless otherwise expressly provided in the Plan, the Performance Period for all other Awards will be established by the Committee at the time of the Award.

(t)    Performance Unit means a unit equivalent to $100 (or such other value as the Committee determines) granted pursuant to Section 10.

(u)    Restricted Shares means shares of Common Stock granted or sold pursuant to Section 8 as to which neither the ownership restrictions nor the restrictions on transfer have expired.

(v)    Restricted Stock Units means an award pursuant to Section 9 of the right to receive shares of Common Stock at the end of a specified deferral period, subject to the satisfaction of certain conditions.

(w)    Rule 16b-3 means Rule 16b-3 under Section 16 of the Exchange Act (or any successor rule to the same effect), as in effect from time to time.

(x)    Spread means the excess of the Market Value per Share on the date an Appreciation Right is exercised over (i) the Option Price provided for in the Stock Option granted in tandem with the Appreciation Right or (ii) if there is no tandem Stock Option, the Grant Price provided for in the Appreciation Right, in either case multiplied by the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

(y)    Stock Option means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 6.

(z)    Subsidiary means (i) any corporation of which at least 50% of the total combined voting power of all outstanding shares of stock is owned directly or indirectly by A. H. Belo, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by A. H. Belo and (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by A. H. Belo.

4.    Shares Available Under Plan. The number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Appreciation Rights or Stock Options, (ii) as Restricted Shares and released from all restrictions, (iii) as Restricted Stock Units, (iv) in payment of Performance Shares, Performance Units or Incentive Compensation Plan Bonuses will not exceed in the aggregate 8 million shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The number of shares of Common Stock available under this Section 4 will be subject to adjustment as provided in Section 14 and will be further adjusted to include shares that (i) relate to Awards that expire or are forfeited or (ii) are transferred, surrendered or relinquished to or withheld by A. H. Belo in satisfaction of any Option Price or in satisfaction of any tax withholding amount. Upon payment in cash of the benefit provided by any Award, any shares that were covered by that Award will again be available for issue or transfer under the Plan.

5.    Limitations on Awards. Awards under the Plan will be subject to the following limitations:

(a)    No more than 8 million shares of Common Stock, subject to adjustment only as provided in Section 14, will be issued pursuant to Stock Options that are intended to qualify as incentive stock options under Section 422 of the Code pursuant to the terms of this 2017 Incentive Compensation Plan. No Stock Option may be issued to a Director if such Stock Option is intended to qualify as an incentive stock option under Section 422 of the Code, instead the Director’s Stock Option shall be treated as a Stock Option issued under Section 12(c) of the Plan.

(b)    The maximum aggregate number of shares of Common Stock that may be subject to Stock Options, Appreciation Rights, Restricted Stock Units, Performance Shares or Restricted Shares granted or sold to a Participant during any calendar year will not exceed 1 million shares under the 2017 Incentive Compensation Plan, subject to adjustment only as provided in Section 14. The foregoing limitation will apply without regard to whether the applicable Award is settled in cash or in shares of Common Stock.

(c)    The maximum aggregate cash value of payments to any Participant for any Performance Period pursuant to an award of Performance Units will not exceed $5 million.

(d)    The payment of an Incentive Compensation Plan Bonus to any Participant will not exceed $5 million.

6.    Stock Options. The Committee may from time to time authorize grants to any Participant and, subject to Section 12, to any Director of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with this Section 6. Each grant of Stock Options may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number of shares of Common Stock to which it relates.

(b)    Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)    Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to A. H. Belo, (ii) by the actual or constructive transfer to A. H. Belo of shares of Common Stock owned by the Participant or Director for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing A. H. Belo to withhold a number of shares of Common Stock otherwise issuable to the Participant or Director having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that A. H. Belo is prohibited from purchasing or acquiring such shares of Common Stock.

(d)    To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

(e)    Successive grants may be made to the same Participant or Director whether or not any Stock Options or other Awards previously granted to such Participant or Director remain unexercised or outstanding.

(f)    Each grant will specify the required period or periods of continuous service by the Participant or Director with A. H. Belo or any Subsidiary that are necessary before the Stock Options or installments thereof will become exercisable.

(g)    Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Stock Options.

(h)    Any grant may provide for the earlier exercise of the Stock Options in the event of a Change in Control or other similar transaction or event.

(i)    Stock Options may be (i) options which are intended to qualify under particular provisions of the Code, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.

(j)    On or after the Date of Grant, the Committee may provide for the payment to the Participant or Director of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(k)    No Stock Option will be exercisable more than ten years from the Date of Grant.

(l)    The Committee will have the right to substitute Appreciation Rights for outstanding Options granted to one or more Participants or Directors, provided the terms and the economic benefit of the substituted Appreciation Rights are at least equivalent to the terms and economic benefit of such Options, as determined by the Committee in its discretion.

(m)    Any grant may provide for the effect on the Stock Options or any shares of Common Stock issued, or other payment made, with respect to the Stock Options of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of A. H. Belo or any Subsidiary.

(n)    Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, disability or otherwise.

7.    Appreciation Rights. The Committee may also from time to time authorize grants to any Participant and, subject to Section 12, to any Director of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Section 7. Appreciation Rights may be granted in tandem with Stock Options or separate and apart from a grant of Stock Options. An Appreciation Right will be a right of the Participant or Director to receive from A. H. Belo upon exercise an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with a Stock Option may be exercised only by surrender of the related Stock Option. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will state whether it is made in tandem with Stock Options and, if not made in tandem with any Stock Options, will specify the number of shares of Common Stock in respect of which it is made.

(b)    Each grant made in tandem with Stock Options will specify the Option Price and each grant not made in tandem with Stock Options will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)    Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Market Value per Share equal to the Spread or (iii) in a combination thereof, as determined by the Committee in its discretion.

(d)    Any grant may specify that the amount payable to the Participant or Director on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee at the Date of Grant (valuing shares of Common Stock for this purpose at their Market Value per Share at the date of exercise).

(e)    Successive grants may be made to the same Participant or Director whether or not any Appreciation Rights or other Awards previously granted to such Participant or Director remain unexercised or outstanding.

(f)    Each grant will specify the required period or periods of continuous service by the Participant or Director with A. H. Belo or any Subsidiary that are necessary before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Rights may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Stock Options, when the related Stock Options are also exercisable.

(g)    Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Appreciation Rights.

(h)    Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a Change in Control or other similar transaction or event.

(i)    On or after the Date of Grant, the Committee may provide for the payment to the Participant or Director of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(j)    No Appreciation Right will be exercisable more than ten years from the Date of Grant.

(k)    Any grant may provide for the effect on the Appreciation Rights or any shares of Common Stock issued, or other payment made, with respect to the Appreciation Rights of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of A. H. Belo or any Subsidiary.

(l)    Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, disability or otherwise.

8.    Restricted Shares. The Committee may also from time to time authorize grants or sales to any Participant and, subject to Section 12, to any Director of Restricted Shares upon such terms and conditions as it may determine in accordance with this Section 8. Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant or Director in consideration of the performance of services, entitling such Participant or Director to voting and other ownership rights, but subject to the restrictions set forth in this Section 8. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant or Director that is less than the Market Value per Share at the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(b)    Each grant or sale may limit the Participant’s or Director’s dividend rights during the period in which the shares of Restricted Shares are subject to any such restrictions.

(c)    Each grant or sale will provide that the Restricted Shares will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including without limitation a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service under such section.

(d)    Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the restrictions applicable to the shares.

(e)    Any grant or sale may provide for the early termination of any such restrictions in the event of a Change in Control or other similar transaction or event.

(f)    Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include without limitation rights of repurchase or first refusal in favor of A. H. Belo or provisions subjecting the Restricted Shares to continuing restrictions in the hands of any transferee).

(g)    Any grant or sale may provide for the effect on the Restricted Shares or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Shares of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of A. H. Belo or any Subsidiary.

(h)    Each grant or sale will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, disability or otherwise.

9.    Restricted Stock Units. The Committee may also from time to time authorize grants or sales to any Participant and, subject to Section 12, to any Director of Restricted Stock Units upon such terms and conditions as it may determine in accordance with this Section 9. Each grant or sale will constitute the agreement by A. H. Belo to issue or transfer shares of Common Stock to the Participant or Director in the future in consideration of the performance of services, subject to the fulfillment of such conditions as the Committee may specify. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant or sale may be made without additional consideration from the Participant or Director or in consideration of a payment by the Participant or Director that is less than the Market Value per Share on the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(b)    Each grant or sale will provide that the Restricted Stock Units will be subject to a deferral period, which will be fixed by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control or other similar transaction or event.

(c)    During the deferral period, the Participant or Director will not have any right to transfer any rights under the Restricted Stock Units, will not have any rights of ownership in the Restricted Stock Units and will not have any right to vote the Restricted Stock Units, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.

(d)    Any grant or sale may provide for the effect on the Restricted Stock Units or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Stock Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of A. H. Belo or any Subsidiary.

(e)    A payment may be delayed where A. H. Belo reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that the payment is made at the earliest date at which A. H. Belo reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(f)    Each grant or sale will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, disability or otherwise.

10.    Performance Shares and Performance Units. The Committee may also from time to time authorize grants to any Participant and, subject to Section 12, to any Director of Performance Shares and Performance Units, which will become payable upon achievement of specified Management Objectives, upon such terms and conditions as it may determine in accordance with this Section 10. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)    Each grant will specify the number of Performance Shares or Performance Units to which it relates.

(b)    The Performance Period with respect to each Performance Share and Performance Unit will be determined by the Committee at the time of grant.

(c)    Each grant will specify the Management Objectives that, if achieved, will result in the payment of the Performance Shares or Performance Units.

(d)    Each grant will specify the time and manner of payment of Performance Shares or Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Shares or Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(e)    Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of shares of Common Stock issued, with respect to the Performance Units may not exceed maximums specified by the Committee on the Date of Grant.

(f)    On or after the Date of Grant, the Committee may provide for the payment to the Participant or Director of dividend equivalents on Performance Shares in cash or Common Stock on a current, deferred or contingent basis.

(g)    Any grant may provide for the effect on the Performance Shares or Performance Units or any shares of Common Stock issued, or other payment made, with respect to the Performance Shares or Performance Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of A. H. Belo or any Subsidiary.

(h)    Each grant will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the payment of the Performance Shares or Performance Units in the event of a Change in Control or other similar transaction or event and provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, disability or otherwise.

Notwithstanding the preceding, to the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award that may be granted to one or more Covered Employees (defined below), no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, and (ii) select the Measurement Objective applicable to the Performance Period and amounts of the Awards, as applicable, which may be earned for such Performance Period. For purposes of the preceding sentence, a “Covered Employee” is an Employee who is, or is determined by the Committee may become, a “covered employee” within the meaning of Section 162(m). Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Measurement Objectives have been achieved for such Performance Period and no Award or portion thereof that has been issued to a Covered Employee shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved. The Committee may not increase during a year the amount of a Performance Share Award or Performance Unit Award that would otherwise be payable to a Covered Employee upon satisfaction of one or more Management Objectives but may reduce or eliminate the payments with respect to such Awards.

11.    Incentive Compensation Plan Bonuses. The Committee may from time to time authorize payment of annual incentive compensation in the form of an Incentive Compensation Plan Bonus to a Participant, which will become payable upon achievement of specified Management Objectives. Incentive Compensation Plan Bonuses will be payable upon such terms and conditions as the Committee may determine, subject to the following provisions:

(a)    The Committee will specify the Management Objectives that, if achieved, will result in the payment of the Incentive Compensation Plan Bonus.

(b)    The amount of the Incentive Compensation Plan Bonus will be determined by the Committee based on the level of achievement of the specified Management Objectives. The Incentive Compensation Plan Bonus will be paid to the Participant following the close of the calendar year in which the Performance Period relating to the Incentive Compensation Plan Bonus ends, but not later than the 15th day of the third month following the end of such calendar year, provided the Participant continues to be employed by A. H. Belo or a Subsidiary on the Incentive Compensation Plan Bonus payment date (unless such employment condition is waived by the Company).

(c)    Payment of the Incentive Compensation Plan Bonus may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Incentive Compensation Plan Bonus which has become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(d)    If a Change in Control occurs during a Performance Period, the Incentive Compensation Plan Bonus payable to each Participant for the Performance Period will be determined at the target level of achievement of the Management Objectives, without regard to actual performance, or, if greater, at the actual level of achievement at the time of the closing of the Change in Control, in both instances without proration for less than a full Performance Period. The Incentive Compensation Bonus will be paid not later than 60 days after the closing of the Change in Control.

(e)    Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment by reason of retirement, death, disability or otherwise.

12.    Awards for Directors.

(a)    On the date of (i) the 2017 annual meeting of A. H. Belo shareholders and (ii) each annual meeting of A. H. Belo shareholders occurring after 2017, or such other time as the Compensation Committee determines and approves, each Director will be granted (1) an Award that has a fair market value (as hereinafter determined) on the Date of Grant equal to 50% of the Director’s annual compensation from A. H. Belo, and (2) if the Director so elects, an Award that has a fair market value on the Date of Grant equal to all or any portion of the Director’s remaining annual compensation from A. H. Belo. Any such election will be irrevocable when made and, to the extent the Director’s election will result in a deferral of compensation subject to Section 409A of the Code, must be made by the Director in writing no later than the last day of the calendar year immediately preceding the calendar year in which the date of the annual shareholders meeting occurs. The form of the Award will be determined by the Committee in its discretion; provided, however, that unless the Committee determines and approves otherwise, Awards made to Directors will be in the form of Restricted Stock Units. For purposes of this Section 12, the date of an annual meeting of shareholders of A. H. Belo is the date on which the meeting is convened.

(b)    An Award granted to a Director pursuant to this Section 12 will constitute payment of all or a portion of the Director’s annual compensation for services to be performed by the Director for the 12-month period beginning on the date of the annual meeting of shareholders on which the Award is granted. If, however, a Director is elected to the Board as of a date other than the date of an annual meeting of A. H. Belo shareholders, (i) the Director’s annual compensation will be prorated based on the number of days remaining in the year in which the Director is elected to the Board (for this purpose the year will begin on the date of the annual meeting of shareholders immediately preceding the date of the Director’s election to the Board) and (ii) 50% of the Director’s prorated annual compensation will be paid in the form of an Award valued on the date of the Director’s election to the Board, subject to the Director’s election to receive up to 100% of his or her prorated annual compensation in the form of an Award valued on such date. Any such election will be irrevocable when made; and to the extent the Director’s election will result in a deferral of compensation subject to Section 409A of the Code, must be made no later than 30 days after the date of the Director’s election to the Board and will apply only to compensation paid for services to be performed by the Director after the date of his written election. Any portion of a Director’s compensation from A. H. Belo that is not paid to the Director in the form of an Award will be paid in cash on the date of the annual meeting of shareholders or the date of the Director’s election to the Board, as applicable.

(c)    For purposes of this Section 12:

(i)    the fair market value of a Stock Option or an Appreciation Right awarded to a Director will be determined by the Committee using the Black-Scholes Option Pricing Model; a generally accepted binomial pricing model that takes into account as of the Date of Grant (A) the Option Price or Grant Price, as applicable, (B) the expected term of the Stock Option or Appreciation Right, (C) the Market Value per Share of the Common Stock on the Date of Grant, (D) the volatility of the Common Stock, (E) the expected dividends on the Common Stock and (F) the risk-free interest rate for the expected term of the Stock Option or Appreciation Right; or any other pricing model approved by the Compensation Committee used by A. H. Belo to value Stock Options, provided that such other pricing model shall not be used if it would result in the granting of Stock Options or Appreciation Rights to purchase a greater number of shares of Common Stock than would be granted under the Black-Scholes Option Pricing Model;

(ii)    the fair market value of a Restricted Stock Unit, a Restricted Share or a Performance Share awarded to a Director will be equal to the Market Value per Share of the Common Stock on the Date of Grant without regard to any restrictions, limitations or conditions with respect to such Award; and

(iii)    the fair market value of a Performance Unit awarded to a Director will be its stated value.

13.    Transferability. Unless the Committee determines otherwise on or after the Date of Grant, (i) no Award will be transferable by a Participant or Director other than by will or the laws of descent and distribution, and (ii) no Stock Option or Appreciation Right granted to a Participant or Director will be exercisable during the Participant’s or Director’s lifetime by any person other than the Participant or Director, or such person’s guardian or legal representative.

14.    Adjustments. The Committee will make or provide for such adjustments in (i) the maximum number of shares of Common Stock specified in Section 4 and Section 5, (ii) the number of shares of Common Stock covered by outstanding Stock Options, Appreciation Rights, Performance Shares and Restricted Stock Units granted under the Plan, (iii) the Option Price or Grant Price applicable to any Stock Options and Appreciation Rights, and (iv) the kind of shares covered by any such Awards (including shares of another issuer) as is equitably required to prevent dilution or enlargement of the rights of Participants and Directors that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of A. H. Belo, or (y) any merger, consolidation, spin-off, split off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (z) any other corporate transaction, equity restructuring or other event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced.

15.    Fractional Shares. A. H. Belo will not be required to issue any fractional share of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

16.    Withholding Taxes. To the extent that A. H. Belo is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to A. H. Belo for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to A. H. Belo for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of A. H. Belo satisfied with shares of Common Stock that would otherwise be transferred to the Participant or such other person in payment of the Participant’s Award. However, without the consent of the Committee, shares of Common Stock will not be withheld in excess of the minimum number of shares required to satisfy A. H. Belo’s withholding obligation.

17.    Administration of the Plan.

(a)    Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee, which at all times will consist of two or more Directors appointed by the Board, all of whom (i) will meet all applicable independence requirements of the New York Stock Exchange or the principal national securities exchange on which the Common Stock is traded and (ii) will qualify as “non-employee directors” as defined in Rule l6b-3 and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

(b)    The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.

18.    Amendments and Other Matters.

(a)    The Plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by the shareholders of A. H. Belo if such amendment would result in the Plan no longer satisfying any applicable requirements of the New York Stock Exchange (or the principal national securities exchange on which the Common Stock is traded), Rule 16b-3 or Section 162(m) of the Code.

(b)    Neither the Committee nor the Board will authorize the amendment of any outstanding Stock Option to reduce the Option Price without the further approval of the shareholders of A. H. Belo. Furthermore, no Stock Option will be cancelled and replaced with Stock Options having a lower Option Price without further approval of the shareholders of A. H. Belo. This Section 18(b) is intended to prohibit the repricing of “underwater” Stock Options and will not be construed to prohibit the adjustments provided for in Section 14.

(c)    The Committee may also permit Participants and Directors to elect to defer the issuance of Common Stock or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(d)    The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

(e)    The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with A. H. Belo or any Subsidiary, nor will it interfere in any way with any right A. H. Belo or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(f)    If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.

(g)    All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that A. H. Belo is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which A. H. Belo’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award agreement as the Committee determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of cause (as such term may be defined by that agreement or any related plan or policy).

(h)    It is the intention of A. H. Belo that no Award shall be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto.

(i)    Notwithstanding anything herein to the contrary, a Participant shall be solely responsible for the taxes relating to the grant or vesting of, or payment pursuant to, any Award, and none of A. H. Belo, the Board of Directors or the Committee (or any of their respective members, officers or employees) guarantees any particular tax treatment with respect to any Award.

19.    Governing Law. The Plan, all Awards and all actions taken under the Plan and the Awards will be governed in all respects in accordance with the laws of the State of Delaware, including without limitation, the Delaware statute of limitations, but without giving effect to the principles of conflicts of laws of such State.

AH Belo-PS-17

NOTICE TO PARTICIPANTS

IN THE

A. H. BELO SAVINGS PLAN

(the “Savings Plan”)

You should have received by separate correspondence a Notice of Internet Availability of Proxy Materials (the “Notice”) informing you of your ability to access the A. H. Belo Corporation (“A. H. Belo” or the “Company”) proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. The proxy materials relate to the 2017 Annual Meeting of Shareholders of A. H. Belo that will be held in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, on May 11, 2017, at 10:00 a.m. (local time). The A. H. Belo Board of Directors has fixed the close of business on March 16, 2017 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the 2017 Annual Meeting of Shareholders or any adjournment(s) thereof. The annual meeting will be held for the purpose of electing directors, ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm, approval of the A. H. Belo 2017 Incentive Compensation Plan, voting on an advisory resolution on executive compensation (say-on-pay), voting on an advisory vote on the frequency of future say-on-pay votes (say-on-frequency) and considering any other matters that properly may come before the meeting or any postponement or adjournment of the meeting.

Directions to the Trustee

Only Fidelity Management Trust Company, as the trustee of the Savings Plan (“Fidelity”), can vote the shares of A. H. Belo stock held by the Savings Plan. However, under the terms of your plan, you are entitled to instruct Fidelity how to vote the shares of A. H. Belo stock that were allocated to your plan account at the close of business on the Record Date. Voting instructions with respect to shares held in the Savings Plan must be received by 11:59 p.m. Eastern Time on May 9, 2017, and may not be provided at the meeting.

The Notice you received includes instructions on how to access the proxy materials and how to provide your voting instructions to Fidelity via the Internet. It also provides information on how to request a printed set of the proxy materials, including a voting instruction card. Your participation is important and your vote is confidential. Please take the time to vote your plan shares via the Internet using the instructions included in the Notice, by using the toll-free telephone number provided in the proxy materials, or, if you opt to receive paper copies, by completing the voting instruction card and returning it in the envelope provided.

With respect to the Savings Plan, Fidelity will vote all A. H. Belo shares held by the plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before May 9, 2017 from participants in the plan, unless Fidelity determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date and return a paper voting instruction card but do not check any boxes on the card, then Fidelity will vote your plan shares FOR all nominees standing for election as directors and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. In addition, at its discretion, Fidelity is authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.

Confidentiality and Instructions

Your voting instructions to Fidelity are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of A. H. Belo or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct Fidelity to vote your plan shares in the manner you think best.

Voting Deadline

Because of the time required to tabulate voting instructions from participants before the annual meeting, Fidelity must establish a cut-off date for receipt of voting instructions. The cut-off date is May 9, 2017, and therefore it is important that you act promptly to vote your plan shares on or before that date. Voting instructions received by Fidelity after the cut-off date will not be tabulated. If Fidelity does not receive timely instructions from you with respect to your plan shares, Fidelity will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants in the Savings Plan.

Further Information

If you are a direct shareholder of A. H. Belo, please note that you must vote your directly-owned shares and your plan shares separately. You may not use the card or the voter identification information with respect to your directly-owned shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.

If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

Your ability to instruct Fidelity how to vote your plan shares is an important part of your rights as a participant. Please consider the proxy materials carefully and provide your voting instructions to us promptly.

March 28, 2017

FIDELITY MANAGEMENT TRUST COMPANY

as Trustee of the A. H. BELO SAVINGS PLAN

AH Belo-PL-17

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

DETACH AND RETURN THIS PORTION ONLY

A. H. BELO CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees

____

The Board of Directors recommends a vote "FOR" Proposals 2, 3 and 4 and for "THREE YEARS" on Proposal 5:

V.1.1

A. H. BELO CORPORATION ATTN: CORPORATE SECRETARY 508 YOUNG STREET
DALLAS, TX 75202
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY
We encourage Both you are to available take advantage 24 hours a of day, Internet 7 daysor a week. telephone voting.
Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the annual meeting date. Voting instructions with respect to A. H. Belo Corporation shares held in the A. H. Belo Savings Plan (the “Savings Plan”) must be received by 11:59 p.m. Eastern Time on May 9, 2017, and may not be provided at the meeting.
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information Have your proxy up until card 11:59 in hand p. when m. Eastern you access Time the the day web prior site to and the follow annual the meeting instructions date. to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS proxy If you materials, would like you to reduce can consent the costs to receiving incurred    all by    future our company proxy statements, in mailing up proxy for cards electronic and annual delivery, reports please electronically follow the    via instructions e-mail or above the Internet. to vote To using sign the proxy Internet materials and, electronically when prompted, in future indicate years. that you agree to receive or access
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until in 11:59 hand p. when m. Eastern you call Time and the then day follow prior to the the instructions. annual meeting date. Have your proxy card
VOTE BY MAIL have Mark, provided sign and    or date return your it proxy to Vote card Processing, and return    c/o it in Broadridge, the postage-paid 51 Mercedes envelope Way, we Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E17456-P86894-Z69417KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY
A. H. BELO CORPORATION     ForWithhold For AllTo withhold authority to vote for any individual
AllAllExceptnominee(s), mark “For All Except” and write the
The Board of Directors recommends a vote     number(s) of the nominee(s) on the line below.
“FOR” the following nominees:
1.    Election of Directors
Nominees
01)    John A. Beckert
02)    Robert W. Decherd
03)    Tyree B. MillerFor Against Abstain
The Board of Directors recommends a vote “FOR”     4.Approval of an advisory resolution on executive
Proposals 2, 3 and 4 and for “THREE YEARS” on     compensation (say-on-pay).
Proposal 5:     For Against Abstain1 Year 2 Years 3 Years Abstain
2.    Ratification of the appointment of KPMG LLP as 5.An advisory vote on the frequency of future
the Company’s independent registered public    say-on-pay votes (say-on-frequency).
accounting firm.
3.    Approval of the A. H. Belo 2017 Incentive
Compensation Plan.
NOTE: In their discretion, the proxyholders and trustee are authorized to vote on any other matters that may properly come before the meeting or any adjournment(s) thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX]    Date Signature (Joint Owners)Date
V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Company’s 2017 Proxy Statement, Annual Report for Year Ended December 31, 2016, Map and Notice to Plan Participants are available at www.proxyvote.com.
E17457-P86894-Z69417
A. H. BELO CORPORATION Annual Meeting of Shareholders May 11, 2017 at 10:00 AM CDT
This proxy is solicited by the Board of Directors
Appointment of Proxies: The undersigned hereby appoints James M. Moroney III, Katy Murray, and Christine E. Larkin, or any one or more of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of the common stock of A. H. Belo Corporation (“A. H. Belo”) held of record by the undersigned on March 16, 2017 at the 2017 Annual Meeting of Shareholders, and any adjournment or postponement thereof.
Voting Instructions by Participants in the Savings Plan: This proxy/voting instruction card, when properly completed and returned by you, constitutes voting instructions to Fidelity Management Trust Company (“Fidelity”), as the trustee of the Savings Plan, to vote the shares of A. H. Belo common stock allocated to your plan account as of March 16, 2017 at the 2017 Annual Meeting of Shareholders, and any adjournment or postponement thereof, and also constitutes voting instructions to Fidelity for a proportionate number of shares of A. H. Belo common stock in the Savings Plan for which voting instructions have not been received. Your instructions to Fidelity will be held in confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of A. H. Belo. Please use the other side of this form in giving your instructions.
THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY YOU. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES. IF YOU SIGN, DATE AND RETURN A PROXY/VOTING INSTRUCTION CARD BUT DO NOT CHECK ANY BOXES ON THE CARD, THEN THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “FOR” APPROVAL OF THE A. H. BELO 2017 INCENTIVE COMPENSATION PLAN, “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION (SAY-ON-PAY), FOR “THREE YEARS” WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON SAY-ON-PAY (SAY-ON-FREQUENCY), AND IN THE PROXYHOLDERS’ OR THE TRUSTEE’S, AS APPLICABLE, DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING.
Continued and to be signed on reverse side
V.1.1